UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

NNN REIT, Inc.

_____________________________________________________

(Name of Registrant as Specified in Its Charter)

______________________________________________________

(Name of Person(s) Filing Proxy Statements, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NNN REIT, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Tel: 407-265-7348

_________________

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of NNN REIT, Inc. (the “Company”) on May 15, 2024, at 8:30 a.m. local time, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801. Enclosed for your review are the Proxy Card, Proxy Statement and Notice of Meeting for the Annual Meeting of Stockholders, which describe the business to be conducted at the meeting. The matters proposed for consideration at the meeting are:

1.
The election of nine directors to serve for a term ending at the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

2.
A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement; and

3.
The ratification of the selection of our independent registered public accounting firm for the year ending December 31, 2024.

It is important that all shares of stock of the Company be represented at the meeting. If you cannot personally attend the meeting, we encourage you to ensure you are represented at the meeting by signing and dating the accompanying proxy card and promptly returning it in the enclosed envelope. You may also vote either by telephone (1-800-690-6903) or on the Internet (http://www.proxyvote.com). Returning your proxy card, voting by telephone or voting on the Internet will not prevent you from voting in person, but will assure that your vote will be counted if you are unable to attend the meeting. As always, the Company encourages you to vote your shares prior to the Annual Meeting.

Sincerely,

/s/ Stephen A. Horn, Jr. Stephen A. Horn, Jr. President and Chief Executive Officer

NNN REIT, INC.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2024

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of NNN REIT, INC. will be held at 8:30 a.m. local time, on May 15, 2024, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, for the following purposes:

1.
The election of nine directors to serve for a term ending at the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

2.
A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement; and

3.
The ratification of the selection of our independent registered public accounting firm for the year ending December 31, 2024.

We will also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 15, 2024, will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof.

Stockholders are cordially invited to attend the meeting in person. PLEASE VOTE, EVEN IF YOU PLAN TO ATTEND THE MEETING, by completing, signing and returning the enclosed proxy card, by telephone (1-800-690-6903) or on the internet (http://www.proxyvote.com) by following the instructions on your proxy card. If you decide to attend the meeting you may revoke your Proxy and vote your shares in person. It is important that your shares be represented and voted.

By Order of the Board of Directors,

/s/ Gina M. Steffens Gina M. Steffens Executive Vice President, General Counsel and Secretary

March 22, 2024

Orlando, Florida

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING TO BE HELD ON MAY 15, 2024

Our Proxy Statement and our Annual Report to stockholders,

which includes our Annual Report on Form 10-K, are available at

http://www.nnnreit.com/proxyvote

NNN REIT, INC.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Tel: 407-265-7348

PROXY STATEMENT

General. This Proxy Statement is furnished by the Board of Directors of NNN REIT, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on May 15, 2024, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on March 15, 2024 (the “Record Date”), will be entitled to vote. It is anticipated that this Proxy Statement and the enclosed Proxy will be mailed to stockholders on or about April 2, 2024. The Proxy Statement and our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) will also be available on the Internet at http://www.nnnreit.com/proxyvote.

When we use the words “we,” “us,” “our” or “Company,” we are referring to NNN REIT, Inc.

Voting/Revocation of Proxy. If you complete and properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

If you are a registered stockholder, you may vote by telephone (1-800-690-6903), or electronically through the Internet (http://www.proxyvote.com), by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted FOR each of Proposals I, II and III, contained herein. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (1) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (2) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (3) by attendance at the annual meeting and voting in person.

Vote Required for Approval; Quorum. The nominees for director who receive a majority of the votes cast in person or by proxy at the annual meeting will be elected. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. As of the Record Date, March 15, 2024, 182,850,322 shares of the common stock of the Company (the “Common Stock”) were outstanding, of which 182,197,522 shares entitled the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the Record Date, our executive officers and directors had the power to vote approximately 0.38% of the outstanding shares of Common Stock. Our executive officers and directors have advised us that they intend to vote their shares of Common Stock FOR each of Proposals 1, 2 and 3, contained herein.

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting of stockholders shall constitute a quorum.

Votes cast in person or by proxy at the annual meeting will be tabulated and a determination will be made as to whether or not a quorum is present. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered as present and entitled to vote with respect to such matter. Broker non-votes with respect to the election of directors will have no effect on the outcome of the vote on that proposal.

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

Solicitation of Proxies. Solicitation of proxies will be primarily by mail. We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials.

i

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Based on the recommendation of our Governance and Nominating Committee, the persons named below have been nominated by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for election as directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and qualified.

Director Name	Independent	Audit Committee	Compensation Committee	Governance and Nominating Committee
Pamela M. K. Beall	✓	m		m
Steven D. Cosler +	✓
David M. Fick	✓	●	m
Edward J. Fritsch	✓		m	●
Elizabeth C. Gulacsy	✓	m
Betsy D. Holden	✓	m	●
Kamau O. Witherspoon	✓	m		m
Kevin B. Habicht
Stephen A. Horn, Jr.
m - Committee Member		● - Committee Chair		+ - Chairperson of the Board

In selecting the candidates to nominate for election as directors, the Governance and Nominating Committee’s principal qualification is whether an individual has the ability to act in the best interests of the Company and its stockholders. The Governance and Nominating Committee endeavors to identify individuals to serve on the Board who have expertise that is useful to the Company and complementary to the background, skills and experience of other Board members. Each individual serving on the Board should be willing to devote the time necessary to carry out the responsibilities of a director of the Company. The Governance and Nominating Committee’s assessment of the composition of the Board should include: (a) skills - business and management experience, real estate experience, accounting experience, finance and capital markets experience, and an understanding of corporate governance regulations and public policy matters, (b) character - ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition - diversity and public company experience. The Governance and Nominating Committee measures the Board’s composition by taking into account the entirety of the Board and the criteria listed above rather than having any representational directors.

Our Board views diversity in a broad sense, taking into consideration not only racial, ethnic and gender diversity, but also the mix of qualifications of our directors including tenure, experience levels and types of experience, including both industry and subject matter expertise. When considering board candidates, the Governance and Nominating Committee considers whether an individual would bring a diverse viewpoint to the Board, including with respect to the candidate’s gender, race and ethnicity. The Governance and Nominating Committee has demonstrated its commitment to both diversity and board refreshment by adding five independent new directors to the Board over the past eight years, expanding the diversity of gender, race, and ethnicity of the Board. Recent Board refreshment has deepened the diversity of composition, thought and experience of the Board, adding fresh perspectives, and maintaining the effectiveness of the Board through the retirement of its long-serving members. Our Governance and Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board and suggestions from Company management. Our Governance and Nominating Committee may also, in its discretion, engage director search firms to identify candidates.

The biographies below set forth each nominee’s name, age, principal occupation or employment and directorships in other public corporations during at least the last five years, as well as the specific experience, qualifications, attributes and skills each nominee has acquired in such positions. Each of the nominees below have been recommended by the Governance and Nominating Committee and approved by the Board of Directors for inclusion on the attached proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE

NOMINEES DESCRIBED BELOW FOR ELECTION AS DIRECTORS.

Name and Age	EXPERIENCE
Pamela K. M. Beall Age: 67

Ms. Beall has served as a director of the Company since August 2016. In April 2021, Ms. Beall was appointed to the board of directors of Nationwide Mutual Insurance Company, a Fortune 100 financial services company where she serves as a member of the Audit Committee and Sponsor and Customer Committee. She is an emeritus member of the board of trustees of the University of Findlay. Ms. Beall retired in 2021 from Marathon Petroleum Corporation (MPC) as Executive Vice President, Chief Financial Officer and as a member of the board of directors of MPLX GP LLC, a subsidiary of MPC, positions which she held from 2016 and 2014, respectively. MPLX GP LLC is the general partner of MPLX LP, a publicly traded master limited partnership, which owns and operates crude oil, refined products and natural gas logistics assets and processing operations.

Ms. Beall began her career with Marathon Oil Company (Marathon) in 1978 as an auditor. She then served as General Manager Treasury Services, at USX Corporation, a leading manufacturer of steel; Vice President and Treasurer at OHM Corporation, a leading environmental services provider and NationsRent, Inc., a construction equipment rental services company, and as a member of the boards of directors of System One Services, Inc. and Boyle Engineering. Ms. Beall rejoined Marathon in 2002, serving in areas of increasing responsibility, including as Director, Corporate Affairs; Organizational Vice President Business Development - Downstream; Vice President of Global Procurement, and Vice President of Products, Supply, & Optimization. She served as MPC’s Vice President, Investor Relations and Government & Public Affairs from 2011 to 2014, when she was named President of MPLX GP. She also served as Executive Vice President, Corporate Planning and Strategy of MPLX GP in 2016. Ms. Beall received a bachelor’s degree in accounting from the University of Findlay and a master’s degree in business administration from Bowling Green State University, is a non- practicing Certified Public Accountant, and she has attended the Oxford Institute for Energy Studies. Other public company directorships she has held include Tesoro Logistics GP, LLC (2018-2019).

Ms. Beall is the founder of Agriculture Energy Partners LLC a single member LLC engaged in consulting and investment in energy projects including renewal natural gas.

Steven D. Cosler Age: 68

Mr. Cosler has served as a director of the Company since August 2016 and Chairperson since May 2021. Mr. Cosler served as the CEO of Priority Healthcare, which was acquired by Express Scripts in 2005 and was lead director of Catamaran Corporation, which was acquired by United Healthcare in July 2015. Mr. Cosler currently serves on the boards of Imagine360, Liviniti and Eversana, all of which are Water Street Healthcare Partners portfolio companies, and privately held Medigi. He also serves on the board and is co-founder of Elevate Indianapolis, a non-profit organization.

David M. Fick Age: 66

Mr. Fick has served as a director of the Company since November 2010. Mr. Fick is an adjunct professor at the Johns Hopkins University Carey Business School where he teaches graduate-level Real Estate Finance, Capital Markets, and REIT Structuring and Analysis. He is President of Nandua Oyster Company, an aquaculture business he founded in 2007. Mr. Fick served as Managing Director at Stifel Nicolaus & Company, a successor to Legg Mason Wood Walker. In that position he headed Real Estate Research and was an analyst covering real estate investment trusts from 1997 to 2010. During this period he was also a member of the Legg Mason Real Estate Capital Investment Committee. Mr. Fick also served as Equity Vice President, Finance with Alex Brown Kleinwort Benson and LaSalle Partners from 1993 to 1995, and as Chief Financial Officer at Mills Corporation and Western Development Corporation from 1991 to 1994. Prior to that, he was a practicing CPA and consultant with a national accounting firm, specializing in the real estate industry. He is also a member of the National Association of Real Estate Investment Trusts (“Nareit”), and the American Institute of Certified Public Accountants, and is a non-practicing Certified Public Accountant. He is also a member of the Johns Hopkins University Carey Business School Real Estate Advisory Board and is an active investor in private real estate funds and partnerships.

Edward J. Fritsch Age: 64

Mr. Fritsch has served as a director of the Company since February 2012. After 37 consecutive years with Highwoods Properties, Inc., a publicly traded REIT (NYSE: HIW), Mr. Fritsch retired in September 2019 as President and Chief Executive Officer. Joining Highwoods in 1982, Mr. Fritsch was a partner in the predecessor firm which launched its initial public offering in 1994. In 2001 he was elected to the Board of Directors, in 2003 was named President, and in 2004, Mr. Fritsch assumed the role of Chief Executive Officer. Throughout his tenure as CEO, Highwoods averaged a total shareholder return of 12.8% per annum. Mr. Fritsch is a former member of the Nareit Board of Governors and served as its 2015-2016 national chair. In 2023 Nareit presented Mr. Fritsch with The Industry Leadership Award. Mr. Fritsch is an active investor in privately-held, commercial real estate development projects. He is currently a member of the following boards: University of North Carolina at Chapel Hill Foundation, University of North Carolina at Chapel Hill Real Estate Holdings, Dix Park Conservancy and Executive Committee, Cristo Rey Research Triangle High School, North Carolina Chamber of Commerce, Triangle Family Services, and the YMCA of the Triangle Board and Executive Committee.

Elizabeth C. Gulacsy Age: 50

Ms. Castro Gulacsy was appointed to the Board of Directors of the Company effective August 2022. Ms. Castro Gulacsy worked for SeaWorld Entertainment, Inc. (NYSE: SEAS) (now known as United Parks and Resorts, Inc. (NYSE: PRKS)) from 2013 to 2023, most recently providing CFO consulting and advisory services. Ms. Castro Gulacsy served as SeaWorld Entertainment's Chief Financial Officer & Treasurer from May 2021 to June 2022, Interim Chief Financial Officer & Treasurer and Chief Accounting Officer from April 2020 to May 2021 and Chief Accounting Officer from August 2017 to April 2020. Prior to that time Ms. Castro Gulacsy served as Vice President of Financial Reporting from 2016 to 2017, and Director of Financial Reporting from 2013 to 2016. Prior to joining SeaWorld Entertainment, from 2002 to 2013, Ms. Castro Gulacsy was at Cross Country Healthcare, Inc. (NASDAQ: CCRN), a publicly traded healthcare staffing company, where she most recently served as their Chief Accounting Officer and Corporate Controller. From 1997 to 2002, Ms. Castro Gulacsy worked for Ernst & Young LLP where she most recently served as Audit Manager.

Since July 2023, Ms. Castro Gulacsy has been an advisory board member of a privately-held investment firm which focuses on leisure real estate. From 2020 to 2022, Ms. Castro Gulacsy served on the audit committee for IAAPA, a non-profit global association for the theme park industry, and from 2018 to 2020, she served as a board member and Treasurer for the SeaWorld and Busch Gardens Conservation Fund, a non-profit private foundation supporting conservation projects. Ms. Castro Gulacsy is a graduate of the University of Florida with a Bachelor of Science in Accounting and a Masters of Accounting and is a licensed Certified Public Accountant. Ms. Castro Gulacsy is a member of the National Association of Corporate Directors, the Latino Corporate Directors Association and the Corporate Board Member Network. She has also earned the Professional Director designation from the American College of Corporate Directors and has earned the Diligent Institute Cyber Risk and Strategy Certification.

Kevin B. Habicht Age: 65

Mr. Habicht has served as a director of the Company since June 2000, as Executive Vice President and Chief Financial Officer of the Company since December 1993 and as Treasurer of the Company since January 1998. Mr. Habicht served as Secretary of the Company from January 1998 to May 2003. Mr. Habicht is a Certified Public Accountant and a Chartered Financial Analyst. Mr. Habicht is currently a member of the Board of Directors for the Boys & Girls Clubs of Central Florida.

Betsy D. Holden Age: 68

Ms. Holden has served as a director of the company since February 2019. Ms. Holden served as a Senior Advisor to McKinsey & Company from April 2007 to December 2020, leading strategy, marketing and board effectiveness initiatives for global consumer goods, healthcare, and financial services clients. Prior to that, Ms. Holden spent 25 years in marketing and line positions in consumer goods. Ms. Holden served as President, Global Marketing and Category Development of Kraft Foods Inc. from January 2004 to June 2005, Co-Chief Executive Officer, Kraft Foods, Inc. 2001-2003, Chief Executive Officer of Kraft Foods North America from May 2000 to December 2003. Ms. Holden currently serves as a Director of Kenvue, Dentsply Sirona and Western Union. She has served on ten public boards over the last 25 years, including Diageo Plc (2009 - 2018), Time, Inc. (2014 - 2018), and Catamaran Corporation (2012 - 2015). Ms. Holden serves on the Food Chain Advisory Board and several portfolio company boards for Paine Schwartz Partners, a private equity firm focused on sustainable agriculture and food. Ms. Holden was selected as a 2015 NACD Directorship 100 honoree and was inducted into the Chicago Business Hall of Fame in 2016. Ms. Holden graduated Phi Beta Kappa with a Bachelor of Arts from Duke University where she is Trustee Emeritus having served on the Board of Trustees (2011-2023) and the Executive Committee (2015-2023). She received a Masters of Management in Marketing and Finance from Northwestern University's Kellogg School of Management and serves on the Global Advisory Board (2000 - present).

Stephen A. Horn, Jr. Age: 52

Mr. Horn has served as Chief Executive Officer and President of the Company since April 2022. Mr. Horn joined the Board of Directors in February 2022. Previously, Mr. Horn served as Executive Vice President and Chief Operating Officer of the Company since August 2020, and as Executive Vice President and Chief Acquisition Officer of the Company from January 2014 to August 2020. He also previously served as Senior Vice President of Acquisitions for the Company from June 2008 to December 2013, and as Vice President of Acquisitions of the Company from 2003 to 2008. Prior to 2003, Mr. Horn worked in the mergers and acquisitions group at A.G. Edwards & Sons in St. Louis, MO. He is a member of the International Council of Shopping Centers ("ICSC") and Nareit.

Kamau O. Witherspoon Age: 50

Mr. Witherspoon has served as a Director of the Company since January 2022. He joined Shipt as their Chief Executive Officer in March 2022. Prior to that, Mr. Witherspoon was a Senior Vice President of Operations at Target Corporation from 2018 to 2022, Senior Vice President of Operational Performance & Readiness at UnitedHealth Group from 2017 to 2018, and was a Chief Restaurant Excellence Officer, KFC US, with Yum! Brands, Inc. from 2015 to 2016. Prior to that, Mr. Witherspoon was at Target Corporation as a Senior Director of Store Operations from 2013 to 2015, as a Director of Risk Management, Finance from 2011 to 2013, as a Regional Director of Property Management from 2008 to 2011, and as a Corporate Real Estate Manager of Target Properties from 2007 to 2008. Earlier in his career, Mr. Witherspoon was a General Manager at Hines and served as a Surface Warfare Officer in the U.S. Navy. Mr. Witherspoon is a graduate of Morehouse College and received his MBA from Old Dominion University in Accounting.

In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote FOR the election of such other person in the place of such nominee(s) for the office of director as the Board of Directors may recommend.

Board Composition

Qualifications and Experience. The Governance and Nominating Committee believes that a complementary balance of knowledge, experience and capability will best serve the Company and its stockholders. The table below summarizes certain of the types of experience, qualifications, attributes and skills of each director nominee that the Board believes to be desirable because of their particular relevance to the Company’s business and structure.

Bio/Experience/ Expertise	Pamela K. M. Beall	Steven D. Cosler	David M. Fick	Edward J. Fristch	Elizabeth C. Gulacsy	Betsy D. Holden	Kamau O. Witherspoon	Kevin B. Habicht	Stephen A. Horn, Jr.
Independent	✓	✓	✓	✓	✓	✓	✓
Age	67	68	66	64	50	68	50	65	52
Years of Service	7	7	13	11	2	4	2	23	2
Corporate Leadership (CEO)		✓		✓		✓	✓		✓
REIT & Commercial Real Estate Investment			✓	✓				✓	✓
Banking & Capital Markets	✓	✓	✓	✓	✓	✓		✓	✓
Consumer Retail						✓	✓
Audit/Financial Expert	✓		✓		✓	✓	✓	✓
Gender Diversity	Female	Male	Male	Male	Female	Female	Male	Male	Male
Racial/Ethnic Diversity	White	White	White	White	Hispanic	White	Person of Color	White	White

Racial, Ethnic and Gender Diversity, Tenure and Age. In addition to maintaining Board diversity in experience, qualifications, attributes and skills, the Governance and Nominating Committee is committed to ensuring Board diversity including racial, ethnic and gender diversity. To ensure the Board has an appropriate balance of institutional knowledge and fresh perspectives, our Governance and Nominating Committee considers, among other factors, length of tenure and age when reviewing nominees. We have on-boarded five new independent directors in the past eight years, increasing the racial, ethnic and gender diversity of the Board as well as its breadth of experience, while also providing Board refreshment.

2023 Performance and Business Highlights

Our business strategy delivers consistent, sustainable growth in support of long-term value creation while maintaining a conservative balance sheet. In fiscal year 2023, we continued to grow operationally and deliver value to stockholders as highlighted below.

Dividend Growth			Net Earnings and Core FFO Per Share
▪	Increased 3.2 % to $2.23 per share	▪	Increased net earnings per share 14.3% to $2.16 per share
▪	34 consecutive years of annual dividend increases (1 of only 3 publicly traded REITs to accomplish this)	▪	Increased Core FFO per share 3.8% to $3.26 per share (1)
	Acquisition Volume	Total Shareholder Return
▪	$819.7 million	▪	Outperformed 65% of Equity REITs for the 3-year period ending December 31, 2023
▪	Initial cash yield 7.3%	▪	11.9% 15-yr Annual TSR Growth

(1) For calculations of Core FFO per share, see page 8 of our Annual Supplemental Data furnished as Exhibit 99.2 to the SEC on February 8, 2024 which also includes a GAAP reconciliation of this non-GAAP measure.

Corporate Governance

General. We are currently managed by a nine-member Board of Directors that consists of Mses. Beall, Gulacsy and Holden and Messrs. Cosler, Fick, Fritsch, Habicht, Horn and Witherspoon, with Mr. Cosler serving as Chairperson of the Board from May 1, 2021 to present.

The Board of Directors has adopted a set of corporate governance guidelines, which, along with the written charters for the Board committees described below, provide the framework for the Board’s governance of the Company. Our corporate governance guidelines are available on our website at http://www.nnnreit.com.

Highlights of our corporate governance include:

LEADERSHIP	● Independent standing Board committees
and	● Seven of our nine directors are independent
INDEPENDENCE	● Annual evaluation of the CEO by independent directors
● Independent Chairperson of the Board with defined role
● Average Board tenure of 8 years (representing the nominees for election)

ACCOUNTABILITY	● Proxy access to make it easier for stockholders to nominate director candidates
and	● Minimum stock ownership guidelines for executive officers and directors
RESPONSIVENESS	● Regular meetings of our independent directors without management present
● Bylaws permit stockholders to call special meeting
● Annual advisory vote on executive compensation
● Procedures for stockholders to communicate directly with the Board
● Majority voting standard for uncontested elections of directors
● Annual evaluation and assessment of the Board, all Board committees, and the Chairperson

EFFECTIVE CONTROLS	● Annual Enterprise Risk Management Evaluation performed in conjunction with the Company's internal auditors to proactively identify and manage enterprise risk
● Periodic review of Committee charters and corporate governance guidelines
● Cybersecurity and information security training sessions of all Company associates multiple times per year
● Anonymous reporting is available directly to our Audit Committee through the Company's whistleblower hotline

CORPORATE POLICIES	● Policies prohibiting hedging, short selling and pledging of our common stock for all employees and directors
● Code of Business Conduct
● Board oversight of our human capital through our Human Capital Policy
● Anti-Corruption Policy
● Vendor Code of Conduct Policy
● Whistleblower Policy
● Clawback Policy

EFFECTIVENESS and ALIGNMENT

● The Compensation Committee reviews our Company-wide compensation policies and practices to ensure those policies and plans are consistent with the
      Company's culture and do not promote excessive risk taking inconsistent with the Company's risk management philosophy

● Independent external consultant is used to help ensure the executive compensation program and pay practices align with strategic priorities and sound corporate governance
● Board has direct oversight over Environmental, Social and Governance ("ESG") matters and initiatives through the Governance and Nominating Committee
● Audit Committee oversight of all cyber risks and data privacy risks
● 57% of independent directors are female, racially diverse or ethnically diverse

Independence and Composition. Our corporate governance guidelines and the rules and regulations of the New York Stock Exchange ("NYSE"), which we refer to as the NYSE listing standards, each requires that a majority of the Board of Directors are “independent” directors, as that term is defined in the NYSE listing standards.

Leadership Structure. The Board of Directors has determined that Mses. Beall, Holden and Gulacsy and Messrs. Cosler, Fick, Fritsch and Witherspoon, representing a majority of the Board of Directors, qualify as independent directors (the “Independent Directors”) as that term is defined in the NYSE listing standards. The Board of Directors made its determination based on information furnished by all directors regarding their relationships with us and our affiliates and research conducted by management. In addition, the Board of Directors consulted with our external legal counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards.

Our Board of Directors is led by a non-executive Chairperson of the Board. The Board of Directors believes that having its own leadership separate from our Chief Executive Officer provides the Board of Directors with an effective way to ensure that they are fully informed and have the opportunity to fully debate all important issues to fulfill their oversight responsibilities and hold management accountable for the performance of the Company. This also allows our Chief Executive Officer to focus his time on running our day-to-day business. Mr. Cosler has served as Chairperson of the Board since his election on May 1, 2021. In his role as Chairperson of the Board, Mr. Cosler presides over all meetings of the stockholders and directors, and reviews and approves Board meeting schedules, agendas, and information provided to the Board. In addition, Mr. Cosler presides as Chairperson when the Board meets in executive session and serves as the interface between the Board and the Chief Executive Officer in communicating matters discussed during the executive session.

Stockholder Engagement. We make ourselves available to stockholders and other capital providers. During 2023, the Company engaged and interacted with a significant number of our stockholders on a regular basis which allows management to stay abreast of various issues that are important to the investment community. Topics discussed include: business strategy, operating results and guidance, Board governance practices and ESG. As appropriate, the Company discusses these stockholder conversations with the Board of Directors and/or committees.

Risk Oversight. Our management is responsible for managing the day-to-day risks associated with our business. The Board of Directors, however, provides oversight of our affairs for the benefit of our stockholders, and among its primary responsibilities, in accordance with our corporate governance guidelines, is overseeing management's competent and ethical operation of the Company, reviewing and approving the Company's business plans and corporate strategies, and adopting and evaluating policies of corporate and ethical conduct and governance. Implicit in these duties is risk oversight, the primary responsibility of which has been delegated to the Board’s Audit Committee. Among the significant risks that we oversee are operational risk, legal and regulatory compliance risk, financial risk, including credit risks, interest rate risk, market risk, and liquidity risk, and privacy and data security risk. The Audit Committee reviews with management annually, or more frequently as the Audit Committee deems necessary, significant risks and discusses guidelines and policies that management has implemented, and other steps management has taken to minimize such risks to the Company.

While the primary responsibility has been delegated to the Audit Committee, the Governance and Nominating Committee and the Compensation Committee separately consider risks within their area of responsibility. Further, each director may consult with management at any time and is encouraged to discuss with management any questions such director may have.

With respect to risks related to compensation matters, our management, together with the Compensation Committee, reviewed our compensation policies and practices for our associates in order to determine whether they are reasonably likely to have a material adverse effect on the Company. We believe that our compensation policies and practices do not promote unreasonable risk-taking behavior and are not reasonably likely to have a material adverse effect based on the following factors:

•
the Compensation Committee consists solely of independent non-employee directors, and the Compensation Committee has engaged an independent, external compensation consultant to assist with creating and reviewing the executive compensation program;

•
the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•
the Compensation Committee has elected to use awards of restricted stock instead of other equity awards, such as stock options, because, as a REIT, which pays a large portion of its annual earnings to stockholders in the form of dividends, the Compensation Committee believes that restricted stock provides a better incentive and alignment of interest than stock options;

•
restricted stock awards are intended to provide our named executive officers with a significant interest in the long-term performance of our stock;

•
restricted stock awards vest over a multi-year period to enhance retention and are subject to forfeiture upon certain employment termination events;

•
certain performance-contingent restricted stock awards are tied to our three-year total shareholder return ("TSR") relative to a broad REIT peer group (70% weighting in 2023) to further focus our executive officers on long-term stockholder value creation;

•
bonus awards to our executive officers are reduced if balance sheet leverage exceeds levels previously approved by the Compensation Committee;

•
we have adopted a stock ownership policy for our executive officers and members of our Board which requires all directors and executive officers to own meaningful levels of Company stock;

•
we have adopted an insider trading policy which prohibits, among other things, trading of Company securities on a short-term basis, buying puts or calls on Company securities, short sales of Company securities, and certain other activities. We have adopted an anti-hedging policy that prohibits all employees, non-employee directors and executive officers from engaging in short sales of our securities, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost dollars, exchange funds and forward sale contracts) involving our securities;

•
we have adopted a pledging limitation policy for our directors and executive officers which restricts directors and executive officers from pledging shares of the Company and holding of shares of the Company in margin accounts (no directors or executive officers have pledged any shares);

•
we have adopted a clawback policy for our executive officers to comply with NYSE recoupment policy requirements which provide that if the Company has a restatement of financial results owing to material error, we will recover from our executive officers any incentive-based compensation that was awarded in excess of the amount that otherwise would have been awarded based on the restated financial statements;

•
none of our employees are paid commission compensation;

•
bonus and incentive awards to our employees eligible for bonus awards are capped; and

•
we base executive compensation on several critical success factors over multiple time frames.

Given these factors, we believe we have mitigated potential short-term excessive risk-taking and aligned compensation with increasing long-term stockholder value.

Meetings and Attendance. Our corporate governance guidelines provide that it is the responsibility of individual directors to make themselves available to attend scheduled and special Board meetings on a consistent basis. All of the eligible directors were in attendance for all Board of Directors meetings in 2023 and for the 2023 annual meeting of the Company’s stockholders. Non-management members of the Board of Directors met in an executive session four times in the fiscal year ended December 31, 2023. These sessions were presided over by Mr. Cosler in his capacity as Chairperson.

Meeting of the Board
and Board Committees
10
8
6
4
2
0
# of Meetings
5
5
4
8
Board *
Governance and Nominating
Compensation
Audit
*Includes Annual Stockholder Meeting

Interested Party Communications. The Board of Directors has adopted a process whereby stockholders and other interested parties can send communications to our directors. Anyone wishing to communicate directly with one or more directors may do so in writing addressed to the director or directors, c/o NNN REIT, Inc., 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, attention: Secretary of the Company. All correspondence will be reviewed by the Secretary of the Company and forwarded directly to the addressee so long as, in the Secretary’s discretion, such correspondence is reasonably related to protecting or promoting legitimate interests of interested parties or the reliability of the financial markets.

Incentive-Based Compensation Policy. On August 17, 2023, the Board adopted an Incentive-Based Compensation Recoupment Policy to comply with NYSE recoupment policy requirements. Our recoupment policy generally provides, subject to certain exceptions, that if we are required to prepare a restatement of our financial statements owing to material error, we will recover from our executive officers any incentive-based compensation that was awarded in excess of the amount that otherwise would have been awarded based on the restated financial statements. The recovery period is the three completed fiscal years immediately preceding the date that the Compensation Committee concludes that we are required to restate our financial statements. Incentive-based compensation includes any compensation that is earned based on the attainment of a financial reporting measure of the Company and any other equity-based compensation.

Corporate Responsibility and Environmental, Social and Governance Matters (ESG)

We are focused on achieving success for our stockholders, providing a world-class working environment for our associates, enriching our community and preserving environmental resources. We operate our business in accordance with the highest ethical standards and strive to have class-leading corporate governance standards. Holding ourselves to such standards is critical to the long-term success of our stockholders, associates, and community.

In 2022 we created a Sustainability Team which reports directly to the Executive Vice President, General Counsel and Secretary, with direct oversight by the Governance and Nominating Committee of the Board of Directors. The

Sustainability Team is comprised of a group of associates from a broad spectrum of seniority level and departments of the Company, including but not limited to human resources, legal, asset management, lease administration, accounting, underwriting and acquisitions. The team has both internal and external projects, including, but not limited to engaging with our tenants on environmental data collection and property level sustainability.

Human Capital Development. As of January 31, 2024 the Company employed 82 associates. Our success is dependent upon the dedication and hard work of our talented associates. Our associates are true experts in their fields. We encourage continued professional and personal development of all associates by providing hundreds of hours of in-person and online training opportunities that touch all aspects of our business. We also have associate mentoring and training programs and formalized talent development programs at all levels of the Company. The success of our commitment to our associates is shown in the long tenure of our associates. Our executive team, our department heads, and our senior managers average over 19 years of experience with the Company. In addition, 46% of our associates have been with the Company for 10 years or longer. The institutional knowledge and long tenure of our associates is a true competitive advantage of the Company. In addition, the Company's gender composition is 58% female and 42% male. We have adopted a Human Capital Policy which is available on our website at http://www.nnnreit.com. The Company is one of only 19 REITs included in the 2023 Bloomberg Gender-Equality Index ("GEI"), a reference index that tracks the financial performance of public companies committed to disclosing their efforts to support gender equality through policy development, representation and transparency.

Total Rewards, Benefits & Work-Life Balance. The Company also focuses on additional benefits for our associates in an effort to make sure our associates are not only well compensated but also engaged, developed and satisfied with their work-life balance. There are six key elements to our total rewards system: Compensation, Benefits, Wellness, Work-Life Balance, Professional Development and Recognition. Our programs include but are not limited to a 401(k) plan with a company match, flexible work schedules, college saving plans, educational assistance program, adoption benefits, flexible spending and health saving accounts, health and wellness events, and access to a state-of-the-art online wellness platform. In the spirit of work-life balance, the Company provides eligible employees with paid parental leave to enable employees to care for and bond with the employee’s child after birth or adoption. Each week of paid parental leave is compensated at 100% of the employee’s regular rate of pay. We actively monitor employee engagement and we conducted several anonymous associate engagement surveys in 2021, 2022 and 2023. We have taken a variety of actions and made a variety of initiatives based on the results of such surveys, including but not limited to, an expanded remote work policy, expanded associate recognition programs and other health and wellness programs. We intend to conduct additional anonymous associate engagement surveys in the future. The Orlando Business Journal included the Company among the 79 companies in Central Florida named to its list of “2023 Best Places to Work”. The Company was chosen for maintaining engaging work environments, offering great benefits, perks and career development opportunities.

Community Service and Partnerships. We care about the communities in which we live and work. We stand behind our commitment to improving education, strengthening neighborhoods, and encouraging volunteer service. We actively promote volunteering by our associates. We organize and sponsor specific volunteer days throughout the year at various charities, including Ronald McDonald House of Central Florida. Associates are encouraged to volunteer on work days during work hours for these events. In addition to our donation of time, we also are a meaningful financial investor in numerous charities in the Central Florida community, including the Boys & Girls Clubs of Central Florida and Elevate Orlando (a teacher mentor program for high risk urban youth that helps young women and men graduate high school with a plan for the future).

Environmental Practices and Impact. As an owner of a large number of properties throughout the United States it is important to the Company to be a good steward of the environment which we demonstrate in a variety of ways both at our headquarters and at our properties across the country. Many of our tenants have programs that address environmental stewardship of the properties they occupy and control. Ten of our top tenants, composing 23.3% of our annual base rent, have publicly reported on ESG and Sustainability programs: 7-Eleven, Mister Car Wash, Dave

& Buster’s, BJ’s Wholesale Club, Walgreens, Wendy’s, Life Time Fitness, Best Buy, KFC (YUM! Brands), and Sunoco.

Our Headquarters. Our headquarters is located in a building that meets the Environmental Protection Agency's ("EPA") strict energy performance standards to achieve ENERGY STAR® certification. As stated by the EPA, on average, ENERGY STAR certified buildings use 35% less energy and generate 35% fewer greenhouse gas emissions than typical buildings. In order to receive this designation, the following criteria must be met:

•
Utilization of energy efficient LED lighting.
•
Use of environmentally friendly cleaning products. The products must meet the Green Seal certification standards.
•
Variable frequency drives and more energy efficient motors are purchased and installed in all cooling tower units.
•
Mandatory shut down of all lighting and HVAC systems daily.
•
The building utilizes a bulb crusher for all lamps which contains a dust removal system that exceeds HEPA standards by removing 99.99% of particles for the building fluorescents.
•
To minimize generation of waste and release of pollutants, the building requires all paint to be low VOC.
•
Storm water retention is managed through water runoff from roofs and paved areas and are routed to various underground drainage basins. All water runoff is naturally filtered and returned to the aquifer.
•
Green-friendly native and drought-tolerant plants are used in landscaping to minimize watering needs.

Furthermore, we encourage a culture of environmental preservation and efficient usage of environmental resources throughout the company by supporting the following green initiatives:

•
Associates are provided with a pre-tax payroll deduction for the use of the commuter rail system to limit the number of automobile trips and reduce our carbon footprint.
•
Single-stream recycling is implemented at our headquarters.
•
We purchase ENERGY STAR certified desktop and laptop computers, monitors and printers.
•
We use ENERGY STAR power management settings on our computers and monitors.
•
We recycle old computer equipment, printers and any other electronic items.
•
We dispose of all ink cartridges utilizing the manufacturer’s recycling program.
•
Our document destruction program partner recycles all shredded materials (resulting in 20,800 pounds diverted from landfills and equivalent to saving roughly 200 trees).
•
All associates are encouraged to use reusable personal containers and we have installed water machines to limit the use of plastic cups and bottles.

We have located our headquarters where our associates can reduce their carbon footprint by using the following green transportation programs: (i) electric charging stations and designated parking spaces for hybrid vehicles, (ii) bicycle storage lockers as well as bike racks, (iii) electric commuter bike and scooter rental stations, and (iv) free commuter bus for travel throughout downtown Orlando.

Our Portfolio of Properties. The properties in our portfolio are generally leased to our tenants under long-term triple net leases with typical lease terms of 30 to 40 years including base and option terms which gives our tenants exclusive control over the ability to institute energy conservation and environmental management programs at our properties. The majority of our tenants are large companies with sophisticated conservation and sustainability programs designed to conserve environmental resources and limit the impact of the use of our properties on the environment, through, among other initiatives, the implementation of green building and lighting standards, emissions reduction programs and recycling programs. Our leases generally require the tenants to fully comply with all environmental laws, rules and regulations, including any remediation requirements. Our risk management associates actively monitor any environmental conditions on our properties to make sure that the tenants are meeting their obligations to remediate and/or mitigate any open environmental matters. Our property acquisition process includes obtaining an environmental assessment from a licensed environmental consultant to understand any environmental risks and liabilities associated with a property and to ensure that the tenant will address any environmental issues. Furthermore, we maintain a portfolio environmental insurance policy that covers substantially all of our properties for certain environmental risks.

When possible under our triple-net leases, we engage with our tenants to promote environmental best practices on our properties, including discussions regarding the following: (i) environmental sustainability and recycling requirements, (ii) energy efficiency requirements, including ENERGY STAR requirements, and EPA Water Sense program requirements, (iii) environmental conservation and green building requirements, in accordance with industry best practices, and (iv) energy usage reporting requirements. Furthermore, our form leases contain "green lease clauses" which we encourage tenants to accept during negotiations to require the tenants to report energy usage and emissions. With the updates discussed above along with others that have been made to the Company’s form leases, the Company was awarded Green Lease Leader silver recognition. We also have over 300 tenants who are currently required to send the Company sustainability data and we anticipate this number increasing as we continue to utilize the updated form lease.

Climate Preparedness. We regularly monitor the status of impending natural disasters and the impact of such disasters on our properties. In the substantial majority of leases our tenants are required to carry full replacement cost coverage on all improvements located on our properties. For those properties located in a nationally designated flood zone, we typically require our tenants to carry flood insurance pursuant to the federal flood insurance program. For those properties located in an area of high earthquake risk, we strongly encourage, and in some cases require that our tenants carry earthquake insurance above what is generally covered in an extended coverage policy. In addition, we also carry a contingent extended coverage policy on all our properties which also provides coverage for certain casualty events, including fire and windstorm. In cases where our tenants do not provide coverage, or if a property is vacant, the Company carries the necessary direct insurance coverage.

Some of the highlights of the Company's ongoing commitment to being a good and ethical corporation include the following actions taken by the Company:

ESG Highlights
● Adopted Proxy Access bylaws expanding stockholder's proxy access.
● Adopted Vendor Code of Conduct ensuring our vendors comply with ethical rules and commitments.
● Adopted remote work policy providing flexibility to associates based on feedback from our Associate Engagement Survey.
● Adopted Human Rights Policy to acknowledge our obligation to promote human rights in our relationships with our associates, vendors and tenants.
● Adopted Human Capital Policy furthering our commitment to our associates and the ethical treatment of others which is embedded in everything we do.
● Revised Governance and Nominating Committee Charter to make the committee explicitly responsible for overseeing ESG matters.
● Elected five new independent directors in the past eight years significantly expanding Board diversity in tenure, gender, race and ethnicity.
● Purchased carbon offsets to account for our estimated scope 1 and 2 emissions from our corporate headquarter and estimated scope 2 emissions from our vacant properties for 2023.
● Implemented sustainability data management system to improve our energy, water, and emissions reporting capabilities.
● Adopted an ESG Policy to formalize and better communicate our commitment to ESG.
● Adopted “with reference to” GRI Standards reporting on our website and in our ESG report.
● Participated in S&P Global CSA Survey/Questionnaire for the first time.

● Donated over $1.4 million over the past 17 years to Elevate Orlando and Boys & Girls Clubs of Central
      Florida, local charities supporting urban youth in underserved communities pursuant to long standing relationships between the Company and said charities to further manifest our commitment to the community in which we and our associates live and work.

Audit Committee

General. The Board of Directors has established an Audit Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com. Among the duties, powers and responsibilities of the Audit Committee as provided in its charter, the Audit Committee:

Audit Committee

MEMBERS		COMMITTEE RESPONSIBILITIES
David M. Fick (Chairperson) Pamela K. M. Beall	•	Has sole power and authority concerning the engagement and fees of independent registered public accounting firm.
Elizabeth C. Gulacsy
Besty D. Holden Kamau O.Witherspoon	•	Reviews the plans and results of the audit engagement with the independent registered public accounting firm.

	•	Pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm.

INDEPENDENT	•	Reviews the independence of the independent registered public accounting firm.
All Members
	•	Reviews the adequacy and effectiveness of our internal control over financial reporting.

MEETINGS IN 2023 8	•

Oversees and reviews cybersecurity, information technology, and privacy and data security and cyber risks, including internal control over all such risks such as cybersecurity training, cybersecurity testing and monitoring.

	•	Reviews accounting, auditing and financial reporting matters with our independent registered public accounting firm and management.

Independence and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated by the SEC thereunder, and the NYSE listing standards.

The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Audit Committee are “independent,” as that term is defined in the NYSE listing standards and as required by the Exchange Act, and meet all audit committee composition requirements of the Exchange Act and the NYSE listing standards, and that each of Mses. Beall, Gulacsy and Holden and Mr. Fick qualifies as an “audit committee financial expert” as that term is defined in the Exchange Act.

Governance and Nominating Committee

General. The Board of Directors has established a Governance and Nominating Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com. As provided in the Governance and Nominating Committee charter, the Governance and Nominating Committee:

Governance and Nominating Committee

MEMBERS		COMMITTEE RESPONSIBILITIES
Edward J. Fritsch (Chairperson) Pamela K. M. Beall Kamau O. Witherspoon	•

Identifies and recommends to the Board of Directors individuals to stand for election and re-election to the Board of Directors at our annual meeting of stockholders and to fill vacancies that may arise from time to time.

•

Develops and makes recommendations to the Board of Directors for the creation and ongoing review and revision of a set of effective corporate governance principles that promote our competent and ethical operation and a policy governing ethical business conduct of our employees and directors.

INDEPENDENT
All Members	•	Reviews and discusses all ESG matters of the Company including diversity, equity and inclusion matters.

MEETINGS IN 2023 5	•	Makes recommendations to the Board of Directors as to the structure and membership of committees of the Board of Directors.

Selection of Director Nominees. Our corporate governance guidelines provide that the Governance and Nominating Committee will endeavor to identify individuals to serve on the Board of Directors who have expertise that is useful to us and complimentary to the background, skills and experience of other Board members. The process undertaken by the Governance and Nominating Committee is described under the section of this proxy statement entitled "PROPOSAL 1 - ELECTION OF DIRECTORS - Nominees".

The Governance and Nominating Committee also considers director nominees recommended by stockholders. See the section of this proxy statement entitled “PROPOSALS FOR NEXT ANNUAL MEETING” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Governance and Nominating Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management or employees.

Independence and Composition. The NYSE listing standards require that the Governance and Nominating Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Governance and Nominating Committee are “independent” as that term is defined in the NYSE listing standards.

Compensation Committee

General. The Board of Directors has established a Compensation Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com.

Compensation Committee

MEMBERS		COMMITTEE RESPONSIBILITIES
Besty D.Holden (Chairperson) David M. Fick	•	Authorizes, in its sole discretion, the engagement of compensation consultants as needed or desired to evaluate executive officer and non-employee director compensation programs.
Edward J. Fritsch
•

Considers the recommendations of the CEO when determining the base salary and incentive performance compensation levels of other executive officers and when setting specific Company and individual incentive performance targets.

INDEPENDENT All Members	•	Approves all awards to any executive officer, director or associate under our equity incentive plan.

MEETINGS IN 2023 4	•	Approves and evaluates compensation plans, policies and programs for our executive officers and directors.

	•	Evaluates compensation policies and practices with respect to all associates and impact to the Company.

•

Has retained Pearl Meyer & Partners, an independent compensation consulting firm (“Pearl Meyer”), to assist in reviewing and evaluating the Company’s executive and non-employee director compensation programs.

	•	Administrates the 2017 Performance Incentive Plan.

Our executive compensation programs and philosophy are described in greater detail under the section entitled “Compensation Discussion and Analysis.”

Independence and Composition. The NYSE listing standards require that the Compensation Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Compensation Committee are “independent” as that term is defined in the NYSE listing standards.

Independent Third-Party Compensation Consultants. The use of independent third-party consultants provides additional assurance that our executive compensation programs are reasonable, consistent with Company objectives, and competitive with executive compensation for companies in our peer group. The Company has retained Pearl Meyer as an independent third-party consultant since 2012. Pearl Meyer reports directly to the Compensation Committee, provides no other services to the Company, and regularly participates in committee meetings. The Compensation Committee annually assesses the independence of Pearl Meyer pursuant to the applicable SEC rules and again concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent advisor to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was previously an officer or employee of the Company, and no executive officer of the Company serves on the board of directors of any company at which any member of the Compensation Committee is employed.

Director Compensation

The Compensation Committee periodically reviews the non-employee director compensation program, with the assistance of its independent consultant, to ensure it remains sufficiently competitive to attract and retain high caliber and experienced Board members. In doing so, consideration is given to director pay practices and values for comparable organizations, including the same industry peer group used in the review of executive compensation for named executive officers. Following a Pearl Meyer study conducted in May 2023 which found that total compensation levels and total Board costs for our directors were below the 50th percentile (or "median") of industry peers (as identified in the "Executive Compensation - Compensation Discussion and Analysis - Benchmarking" section of this proxy), the Compensation Committee approved certain changes to the non-employee director pay program, effective July 1, 2023. The following table summarizes the non-employee director compensation program:

Pay Component	Annual Compensation
Board Member Retainer	$225,000 (up to $80,000 payable in cash)
Board Chair Premium Retainer	$120,000
Committee Service Retainers:
Audit	Chair: $30,000; Other Members: $12,500
Compensation	Chair: $25,000; Other Members: $10,000
Governance & Nominating	Chair: $25,000, Other Members: $10,000

Retainer values for board and committee service, and the Board Chair premium retainer value have been in effect since July 1, 2023. Non-employee directors may elect to receive up to $80,000 of their annual board compensation in the form of cash, with the remainder paid in shares of the Company’s common stock. All retainers are paid on a quarterly basis. Committee retainers may be paid in cash or stock at the election of the non-employee director.

The following table shows the compensation paid to our non-employee directors during fiscal year 2023:

Name	Fees Earned or Paid in Cash $	Stock Awards(1) $	Total $
(a)	(b)	(c)	(d)
Pamela K. M. Beall	100,250	138,750	239,000
Steven D. Cosler	95,000	233,750	328,750
David M. Fick(2)	116,500	138,750	255,250
Edward J. Fritsch	111,500	138,750	250,250
Elizabeth C. Gulacsy (2)	80,000	150,000	230,000
Betsy D. Holden(2)	115,000	138,750	253,750
Kamau O. Witherspoon (2)	50,125	188,875	239,000

(1)
The awards shown in column (c) represent stock awards as a result of an annual election to receive stock in lieu of cash made to directors of the Company. The amounts represent the grant date fair value with respect to the fiscal year in accordance with FASB ASC Topic 718.
(2)
The stock awards earned by Ms. Holden ($138,750), Ms. Gulacsy ($150,000), Mr. Fick ($138,750), and Mr. Witherspoon ($188,875) are deferred into shares of our common stock under our Deferred Fee Plan, which is described in greater detail below.

Pursuant to our corporate governance guidelines, each of our non-employee directors is required to own Common Stock equivalent to three times the annual total board compensation (including both the cash and equity components) within five years of becoming a board member. The Compensation Committee reviews progress toward meeting these ownership requirements annually, and each of the nominees that has served on the Board of Directors for the requisite number of years exceeds the ownership requirements.

A Deferred Fee Plan was established by the Company for the benefit of its directors and their beneficiaries. A director may elect to defer all or part of his or her director’s fees to be earned in any calendar year by filing a deferred fee agreement with the Company no later than December 15 of the previous year. A director has the option to have deferred fees paid in cash, in shares of Common Stock or in a combination of cash and Common Stock. If the director elects to have the deferred fees paid in stock, the number of shares allocated to the director’s stock account is determined based on the market value of the Common Stock on the trading day preceding the date the deferred director’s fees were earned. A director is entitled to receive the vested portion of the amounts credited to his or her deferred fee account at the time specified in such director’s fee agreement.

The following table sets forth fees deferred into shares of Common Stock, as well as dividends earned on the deferred shares by directors under the Deferred Fee Plan.

	Number of Shares Credited to Deferred Fee Account
Name	2023	Total
Steven D. Cosler	1,696	32,845
David M. Fick	6,022	53,893
Elizabeth C. Gulacsy	3,829	6,323
Betsy D. Holden	4,223	19,045
Kamau O. Witherspoon	4,874	9,033
Total	20,644	121,139

Code of Business Conduct, Insider Trading Policy, and Anti-Corruption Policy

Our directors, as well as our officers and employees, are also governed by our Code of Business Conduct, an Insider Trading Policy, and Anti-Corruption Policy, all of which are available on our website at http://www.nnnreit.com. Amendments to, or waivers from, a provision of the Code of Business Conduct that applies to our directors, executive officers or employees will be posted to our website within four business days following the date of such amendment or waiver.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company incorporated it by specific reference.

Management is responsible for the Company’s financial statements, internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is governed by a charter, a copy of which is available on our website at http://www.nnnreit.com. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act and the NYSE listing standards, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee.

Review and Discussions with Management and Independent Registered Public Accounting Firm. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has reviewed the original proposed scope of the annual audit of the Company’s consolidated financial statements and the associated fees and any significant variations in the actual scope of the audit and fees.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC.

AUDIT COMMITTEE

David M. Fick, Chairperson

Pamela K. M. Beall

Elizabeth C. Gulacsy

Betsy D. Holden

Kamau O. Witherspoon

Executive Officers

Our executive officers for fiscal year 2023 are listed below.

Name	Position

Stephen A. Horn, Jr.	President and Chief Executive Officer
Kevin B. Habicht	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer
Christopher P. Tessitore	Former, Executive Vice President, General Counsel and Secretary (1)
Gina M. Steffens	Executive Vice President, General Counsel and Secretary (2)
Michelle L. Miller	Executive Vice President and Chief Accounting Officer
Jonathan A. Adamo	Executive Vice President, Portfolio Operations

(1) Mr. Tessitore retired from the Company effective January 1, 2024.

(2) Ms. Steffens was not a NEO for 2023.

The backgrounds for Mses. Miller and Steffens and Messrs. Tessitore and Adamo are set forth below. The backgrounds of Messrs. Habicht and Horn are described above at “PROPOSAL 1 - ELECTION OF DIRECTORS - Nominees.”

Michelle L. Miller, age 55, currently serves as Execute Vice President and Chief Accounting and Technology Officer since January 2024 and previously served as Executive Vice President and Chief Accounting Officer since March 2016. She joined the Company in 1999 and currently leads the accounting department as well as oversees financial reporting, forecasting, lease administration and information technology. Prior to 1999, Ms. Miller worked as a Senior Manager with KPMG and focused primarily on real estate and financial institutions. She is a CPA and received her B.S. in Accounting and Finance from Florida State University in 1991. Ms. Miller is a member of the American Institute of CPAs, the Florida Institute of CPAs, Nareit and ICSC.

Jonathan A. Adamo, age 45, currently serves as Executive Vice President, Portfolio Operations since August 2023. Mr. Adamo oversees Asset Management, Leasing, Underwriting, Dispositions, and Development Financing functions of the Company. Mr. Adamo joined the Company in 2003 and has served in various roles from Senior Vice President of Acquisitions to Financial Analyst. Mr. Adamo received his B.S. in International Business from Rollins College and MBA from the Crummer Graduate School of Business. Mr. Adamo is a member of ICSC.

Christopher P. Tessitore, age 56, served as Executive Vice President of the Company from January 2007, as General Counsel from February 2006 and as Secretary from May 2006 until his retirement effective as of January, 1 2024. Mr. Tessitore previously served as Senior Vice President and Assistant General Counsel of the Company from 2005 to 2006. Prior to March 2005, Mr. Tessitore was a shareholder at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., where he specialized in real estate acquisition, development and finance, as well as general business law. He is a member of ICSC, Nareit, and the Association of Corporate Counsel.

Gina M. Steffens, age 46, was appointed by the Company to succeed Mr. Tessitore as Executive Vice President, General Counsel and Secretary effective November 30, 2023. Prior to joining the Company, Ms. Steffens served as the Chief Executive Officer and Chief Legal Officer of a privately held food and agricultural company, following progressive leadership roles as General Counsel at Real Capital Solutions, a real estate development company, as Assistant General Counsel and Senior Director at Vail Resorts Management Company (NYSE: MTN), and as Senior Counsel and Director at Regency Centers Corporation (NYSE: REG). Ms. Steffens’ prior experience includes associate positions at the law firms Foley & Lardner, LLP and Lowndes Drosdick Doster Kantor & Reed, P.A. Ms. Steffens is a graduate of the University of Florida and earned her JD from The George Washington University Law School. Ms. Steffens has served as the President of the Board of Directors of a public charter school since 2019 and is currently a member of ICSC, Nareit and the Association of Corporate Counsel. Ms Steffens is not a NEO for 2023.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We design our executive compensation program to attract and retain talented and experienced executive officers and to reinforce key business objectives in support of long-term value creation. Our Compensation Committee (for purposes of this discussion, the "Committee") seeks to provide compensation that is not only competitive relative to our peer group, but also structured to align our executives’ short-term and long-term interests with the interests of our stockholders. Accordingly, the Committee seeks to incentivize our executive officers and emphasize pay-for-performance by basing a significant portion of compensation on the achievement of critical success factors. The primary elements of our total compensation program for our named executive officers ("NEOs") include base salary, annual cash incentives and long-term equity-based incentives. We have designed a compensation program that makes a substantial percentage of executive pay variable, subject to increase and decrease based on actual versus planned corporate performance and TSRs relative to our peers. In addition, executive officers are subject to market competitive stock ownership guidelines which further align executive interests with stockholders.

Executive Compensation Program. In 2023, the Committee approved an executive compensation program for our NEOs consisting primarily of base salaries, annual incentive award opportunities and long-term incentive award opportunities. Annual incentives were tied to (i) the achievement of certain increased core funds from operations ("Core FFO") per share goals, excluding any impairments and executive retirement costs, (75% weighting), and (ii) a holistic assessment of contributions toward corporate strategic objectives and achievement of individual performance goals (25% weighting), which include certain ESG goals. Annual incentives are subject to downward adjustment if our debt leverage ratio exceeds a cap established by the Board. For 2023, the Committee approved long-term incentive compensation through grants of the following: (i) service-based restricted stock vesting ratably over four years (30% weighting), and (ii) performance-based restricted stock awards (or "performance shares"), the vesting of which is tied to the three-year relative TSR of the Company compared to a broad group of other REITs as of December 31, 2025 (70% weighting).

Mr. Adamo’s Promotion. In connection with his promotion to Executive Vice President, Portfolio Operations, Mr. Adamo entered into an employment letter with the Company and became a participant in the Executive Severance and Change of Control Plan (the “Executive Severance Plan”). Mr. Adamo’s employment letter and participation in the Executive Severance Plan became effective as of August 14, 2023. Under his employment letter, Mr. Adamo’s salary was increased to $315,000 upon assuming the role of Executive Vice President, Portfolio Operations. Additionally, he became eligible to participate in the annual and long-term incentive plans beginning in 2024 under the Company’s executive compensation program, with target award opportunities determined by the Committee. Mr. Adamo also received a one-time promotion grant of 10,000 service-based restricted shares upon assuming the role of Executive Vice President, Portfolio Operations, with 100% of shares vesting after a 3-year period. For a detailed discussion of the Executive Severance Plan, see "Potential Payments Upon Termination of Change of Control."

General Counsel Transition. In connection with the appointment of Ms. Steffens as Executive Vice President, General Counsel and Secretary effective November 30, 2023, Ms. Steffens entered into an employment letter with the Company and became a participant in Executive Severance Plan. Under her employment letter, Ms. Steffens salary is $425,000 and she will be eligible to participate in the annual and long-term incentive plan under the Company’s executive compensation program, with target award opportunities determined by the Committee. Ms. Steffens received a one-time promotion grant of 10,000 service-based restricted shares upon assuming the role of General Counsel and Secretary, with 100% of shares vesting after a 3-year period. For a detailed discussion of the Executive Severance Plan, see “Potential Payments upon Termination of Change of Control.”

Restricted Stock. Restricted stock grants are intended to provide our NEOs with a significant interest in the long-term performance of our stock. The Committee has elected to use awards of restricted stock instead of other equity awards, such as stock options, because, as a REIT, which pays a large portion of its annual earnings to stockholders in the form of dividends, we believe that restricted stock provides a better incentive and alignment of interest than stock options. The Committee has determined that our desired compensation objectives are better achieved by awarding a combination of performance-based and service-based restricted stock as opposed to granting stock options. The Company did not issue any stock options to its executive officers in 2023, and there are no outstanding stock options. Consistent with our pay for performance philosophy, 70% of the target long-term incentive award opportunity for our NEOs in 2023 was provided in the form of performance-contingent restricted stock grants.

2023 Business Results. The following are some of the highlights of our business results in 2023:

•
Generated Core FFO (excluding impairments and executive retirement costs) of $3.26 per share and Adjusted FFO (which is Core FFO adjusted for certain non-cash items) of $3.26 per share representing year over year growth of 3.8% and 1.6%, respectively;

•
Dividends increased 3.2% to $2.23 per share marking the 34th consecutive year of annual dividend increases;

•
Invested $819.7 million in 165 properties at a projected 7.3% initial cash yield on assets;

•
Sold 45 properties for $115.7 million, producing $47.5 million of gains on sales; and

•
Balance sheet leverage, debt maturity profile and portfolio property occupancy remained at industry leading levels.

The common stock of NNN is currently traded on the NYSE under the symbol "NNN." Set forth below is a line graph comparing the cumulative total stockholder return on NNN's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the FTSE National Association of Real Estate Investment Trusts Equity Index ("FNER") and the S&P 500 Index ("S&P 500") for the five-year period commencing December 31, 2018 and ending December 31, 2023. The graph assumes an investment of $100 on December 31, 2018.

Comparison to Five-Year Cumulative Total Return

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The common stock of NNN is currently traded on the NYSE under the symbol "NNN." Set forth below is a line graph comparing the cumulative total stockholder return on NNN's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with FNER and the S&P 500 for the fifteen-year period commencing December 31, 2008 and ending December 31, 2023. The graph assumes an investment of $100 on December 31, 2008.

Comparison to Fifteen-Year Cumulative Total Return

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2023 Compensation Highlights. The following are some of the highlights related to the 2023 compensation of our NEOs who served in their current roles throughout the year:

•
The Committee approved base salary increases averaging 7.5% and ranging from 4.8% to 10.3%, to bring NEOs' base salaries more in line with peer group 50th percentile (or "median") base salaries;
•
The Committee approved annual cash incentive award opportunities for NEOs, varying by position, with target award opportunities ranging from 100.0% to 150.0% of base salary with any earned awards, subject to downward adjustment if our leverage (ratio of total liabilities to gross book assets) exceeded 50.0%;
•
The Committee approved target long-term incentive award opportunities for NEOs ranging from 115.0% to 450.0% of each executive’s base salary. NEO grants were made using a target value mix of (i) performance shares tied to our three-year relative TSR vs. a broad group of REIT comparators through December 31, 2025 (70% weighting), and (ii) service-based restricted stock (30% weighting);

•
Based on our Core FFO per share of $3.26 (excluding any impairments and executive retirement costs), which was between the target and maximum performance goals for fiscal year 2023, the Committee approved payment of annual cash incentive compensation for 2023 at 150.0% of total target award opportunities for each of our NEOs for the financial component;
•
Based on our TSR for the 3-year period ending December 31, 2023 which ranked at the 65.2th percentile vs comparator companies in the NAREIT All Equity REIT Index, the Committee approved performance shares awards for the 2021-2023 grant cycle at 160.8% of target with shares vesting January 1, 2024;
•
The Committee engaged Pearl Meyer as an independent third-party compensation consultant to assist in the development and evaluation of the executive compensation program. Pearl Meyer was not engaged for any non-compensation related services; and
•
The Committee concluded that our compensation policies and practices do not promote unreasonable risk-taking behavior and are not reasonably likely to have a material adverse effect on the Company.

The Company believes these actions demonstrate the Committee’s commitment to aligning executive pay with performance, stockholder interests and long-term value creation.

2023 Say-on-Pay Voting Results

In 2023, we submitted our executive compensation program to an advisory vote of our stockholders (also known as “Say-on-Pay”). Approximately 97.7% of voting stockholders at the 2023 annual meeting approved our executive compensation program. The Committee considered such strong stockholder support as an endorsement of the Company’s executive compensation program and policies and the Committee intends to continue the pay-for-performance program that is currently in place in 2024. The Committee values the opinions of our stockholders and will continue to consider those opinions when making future executive compensation decisions.

Objectives of Compensation Program

We believe our success is largely attributable to the talent and dedication of our employees (whom we refer to as associates) and to the management and leadership efforts of our executive officers. Our goal is to establish a compensation program that will attract and retain talented corporate officers, motivate them to perform to their fullest potential, and align their long-term interests with the interests of our stockholders.

What Our Compensation Program is Designed to Reward and Other Policies

We believe that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of improving stockholder value. Our Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior executive officers and that compensation provided to our executive officers is appropriately aligned with performance and key strategic objectives and remains competitive relative to the compensation paid to similarly situated executives of our peer companies. In making compensation decisions, the Committee considers the compensation practices and financial performance of REIT and other industry participants and from time to time receives assessments and advice regarding compensation practices from third party compensation consultants. In evaluating performance, the Committee considers quantitative and qualitative improvement in factors such as FFO per share based metrics, capital structure, absolute and relative stockholder returns, individual performance, and contribution to corporate goals and objectives. Additionally, the Committee takes into account our general performance, the executive officer’s past performance, the executive officer’s anticipated performance and contribution to our achievement of our long-term goals, and the position, level and scope of the executive officer’s responsibilities.

We believe that our compensation program for executive officers, which includes the use of performance-based and service-based restricted stock awards, results in a significant alignment of interest between these individuals and our stockholders. Under our corporate governance guidelines, within five years of becoming a Covered Person, as defined by the Committee, executive officers are required to own our Common Stock (including service-based restricted stock but not counting unvested performance shares) equal to a minimum of five times annual base salary for the CEO and three times annual base salary for all other Covered Persons. The Committee reviews progress toward meeting these guidelines annually to confirm that each Covered Person exceeds the stock ownership guidelines. In addition, equity grants to NEOs do not include tax gross-up provisions, and the Committee does not intend to provide tax gross-ups on any future restricted stock grants to executive officers. Additionally, we have adopted a clawback policy for our executive officers to comply with NYSE recoupment policy requirements which provides that if the Company has a material restatement of financial results owing to material error, we will recover from our executive officers any incentive-based compensation that was awarded in excess of the amount that otherwise would have been awarded based on the restated financial statements Finally, we have adopted an anti-hedging policy that prohibits all employees, non-employee directors and executive officers from engaging in short sales of our securities, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost dollars, exchange funds, and forward sale contracts) involving our securities.

Accounting and Tax Considerations

We have selected compensation elements that help us achieve the objectives of our compensation program and not because of preferential financial accounting or tax treatment. However, when awarding compensation, the Committee is mindful of the accounting impact of the compensation expense of each compensation element. In addition, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct from our federal income tax return for any single taxable year. The Committee believes that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Therefore, the Committee has approved salaries and other awards for executive officers that were not fully deductible because of Section 162(m) and, in light of the repeal of the performance-based compensation exception to Section 162(m), expects in the future to approve additional compensation that is not deductible for income tax purposes.

Benchmarking

The Committee, with the assistance of Pearl Meyer, periodically reviews senior executive pay levels and practices disclosed by other comparable REITs to ensure that compensation opportunities provided to our NEOs remain competitive. For 2023, the Committee, determined that our Peer Group included Brixmor Property Group, Inc., Camden Property Trust, EPR Properties, Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, Medical Properties Trust, Inc., Omega Healthcare Investors Inc., Realty Income Corporation, Regency Centers Corporation, Spirit Realty Capital, Inc., Tanger Inc. and W. P. Carey, Inc. (collectively, the “Peer Group”).

	GICS			Net Operating	Total	Equity Market	Enterprise	TSR (%)[3]
Company	Industry Description	# of EEs	Revenues[1] $	Income[1] $	Assets[2] $	Cap[3] $	Value[3] $	1-Yr	3-Yr	5-Yr
Brixmor Property Group Inc.	Retail REITs	501	1,237	918	8,336	6,995	11,937	8%	17%	15%
Camden Property Trust	Residential REITs	1,650	1,534	992	9,214	10,601	14,317	-8%	3%	6%
EPR Properties	Specialized REITs	55	706	564	5,719	3,650	6,527	39%	21%	0%
Federal Realty Investment Trust	Retail REITs	318	1,124	756	8,294	8,411	13,316	7%	11%	1%
Kimco Realty Corporation	Retail REITs	639	1,772	1,200	17,951	13,210	20,249	6%	17%	13%
Kite Realty Group Trust	Retail REITs	236	827	605	7,052	5,015	7,946	14%	20%	16%
Medical Properties Trust, Inc.	Health Care REITs	119	1,421	1,008	19,005	2,938	12,756	-50%	-34%	-15%
Omega Healthcare Investors, Inc.	Health Care REITs	52	855	717	9,425	7,512	12,436	20%	3%	6%
Realty Income Corporation	Retail REITs	393	3,892	3,587	55,337	41,569	62,290	-5%	3%	3%
Regency Centers Corporation	Retail REITs	443	1,313	878	12,381	12,337	16,949	12%	18%	7%
Spirit Realty Capital, Inc.[4]	Retail REITs	89	571	705	8,650	6,184	9,870	17%	10%	11%
Tanger Inc.	Retail REITs	472	461	287	2,205	2,985	4,302	62%	47%	13%
W. P. Carey Inc.	Diversified REITs	193	1,728	1,505	18,630	14,172	22,331	-10%	4%	6%

n=13	25th Percentile	119	827	705	8,294	5,015	9,870	-5%	3%	3%
	Median	318	1,237	878	9,214	7,512	12,756	8%	11%	6%
	75th Percentile	472	1,534	1,008	17,951	12,337	16,949	17%	18%	13%

NNN REIT, Inc.	Retail REITs	77	810	781	8,561	7,863	12,013	-1%	7%	3%
Percentile		14	24	43	39	53	35	28	38	22

1 As of most recently disclosed 4 quarters ($mm)
2 As of most recently disclosed fiscal quarter ($mm)
[3] Equity Market Cap, Enterprise Value, and Total Shareholder Return (TSR) current as of 12/31/2023
[4] Spirit Realty Capital, Inc. was acquired by Realty Income Corporation effective 1/23/2024

The Peer Group for the 2023 market pay analysis consisted of 13 publicly-traded REITs, most of which have investment-grade credit ratings, operating across a variety of property sectors, with a primary focus on the retail sector, recognizing that the Company competes with REITs across all property sectors for capital and executive talent. Relative to the Peer Group, the Company’s net operating income was between the 25th and 50th percentile and equity market capitalization as of December 31, 2023 were between the 50th and 75th percentile values. In determining 2023 pay opportunities for executive officers, the Committee considered the compensation of our NEOs as compared to the compensation of NEOs of companies in our Peer Group. Pearl Meyer provided the Committee with a detailed analysis of the compensation of our executive officers as compared to the executive officers of companies in our Peer Group, with the overall objective of providing target total pay opportunities comparable to those provided by industry peers, and actual pay that is directionally aligned with performance relative to peers. As of December 31, 2023, our total return to stockholders was between the peer group 25th and 50th percentile over one-year and three-year periods and slightly below the 25th percentile over the five-year period.

We believe that our compensation, benchmarked against our Peer Group, provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value creation, and encourages executive recruitment and retention. The Committee compared base salary and total compensation for our executive officers against the Peer Group, generally focusing on targeting aggregate total pay opportunities at or near 50th percentile market values. Compared with the Peer Group, and excluding Mr. Adamo, 2023 target total direct compensation (sum of base salary plus target annual cash incentive plus target long-term incentives) was within a competitive range (defined as +/- 15%) of the Peer Group 50th percentile values for each of our current NEOs other than Mr. Horn, who was below the range due to the Committee's planned multi-year phase-in of market adjustments.

2023 Executive Compensation Components and How They Relate to Our Objectives

For the fiscal year ended December 31, 2023, base salary, annual cash incentives, cash bonus, and long-term equity-based incentives were the principal components of compensation for the NEOs. Executives also receive certain benefits and other perquisites. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balance short-term operational performance with long-term stockholder value, and encourage executive recruitment and retention. Excluding Mr. Adamo, the target aggregate total direct compensation mix for our NEOs in 2023 was 19% base salary, 24% short term incentive (STI or bonus) and 57% long-term incentive (LTI) compensation which is comparable with the Peer Group 50th percentile target compensation mix.

The differences in the target amounts and mix of compensation awarded to the NEOs are primarily a result of comparing each executive's compensation against corresponding market values for industry peers and giving consideration to differences in position and responsibilities among the Company’s NEOs. The responsibilities for each named executive officer during the fiscal year 2023 were as follows: (i) Mr. Horn, our President and Chief Executive Officer was responsible for managing our acquisition and disposition department, and in addition, developing, defining, implementing and executing the Company’s corporate strategy, policies, mission, philosophy, goals and objectives; (ii) Mr. Habicht, our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, was responsible for overseeing all capital, forecasting, tax and corporate communication matters of the Company and assisting the corporate secretary with his duties; (iii) Mr. Tessitore, our Executive Vice President, General Counsel and Secretary, was responsible for overseeing all legal matters for the Company, human resources and ESG initiatives; (iv) Ms. Miller, our Executive Vice President and Chief Accounting Officer was responsible for overseeing SEC and financial reporting, lease compliance, information technology and payroll; and (v) Mr. Jon Adamo, our Executive Vice President, Portfolio Operations was responsible for overseeing all leasing activities, due diligence and property level analytics. Our Committee believes that the different levels of compensation provided to the NEOs are commensurate to the responsibilities of each executive.

Base Salary

The Committee sets and adjusts the base salaries of our NEOs based on the qualifications, experience, scope of responsibilities and past performance of each executive, the practices of and salaries awarded by our Peer Group, and other factors deemed appropriate by the Committee. The Committee approved 2023 base salary increases for our NEOs, excluding Mr. Adamo, ranging from 4.8% to 10.3% (or 7.5% average). After these increases, 2023 base salaries for NEOs ranged from 82% to 104% of market median levels (90% of median levels in the aggregate). Upon assuming the role of EVP, Portfolio Operations in August 2023, Mr. Adamo received a 26% increase in base salary as part of a multi-year phase-in of market adjustment relating to his promotion. His resulting annualized salary of $315,000 remained well below a competitive range of the 50th percentile market value for his current role.

Annual Incentive Compensation

Cash Incentive Bonus. We believe that a significant portion of the compensation of the NEOs should be provided in the form of incentive compensation. For 2023, and excluding Mr. Adamo, the Committee approved annual cash incentive bonus opportunities based upon per share profitability subject to potential reductions in bonus amounts if balance sheet leverage rose above 50% (75% weighting) and holistic assessments of each NEO's contributions toward corporate objectives, as well as individual performance (25% weighting). Profitability was based on Core FFO per share, excluding impairments and executive retirement costs, ranging from $3.08 per share for "threshold" performance to $3.20 per share for "target" level performance to $3.32 per share for "maximum" performance. Each NEO's bonus opportunity for threshold, target and maximum performance is set forth in the table below. Straight-line interpolation is used to determine awards for results in between performance levels. The following tables represent the 2023 annual cash incentive bonus opportunities and actual earned awards for each NEO expressed as a percentage of base salary.

	Core FFO per Share (75%)
Position	Threshold	Target	Maximum	2023 Actual
President & Chief Executive Officer	56.250%	112.500%	225.000%	168.7500%
EVP, CFO, Asst. Secretary & Treasurer	43.125%	86.250%	172.500%	129.3750%
EVP, General Counsel & Secretary	41.250%	82.500%	165.000%	123.7500%
EVP & Chief Accounting Officer	37.500%	75.000%	150.000%	112.5000%

	Individual Performance (25%)
Position	Threshold	Target	Maximum	2023 Actual
President & Chief Executive Officer	18.750%	37.500%	75.000%	69.3750%
EVP, CFO, Asst. Secretary & Treasurer	14.375%	28.750%	57.500%	50.3125%
EVP, General Counsel & Secretary	13.750%	27.500%	55.000%	48.1250%
EVP & Chief Accounting Officer	12.500%	25.000%	50.000%	50.0000%

	Total Annual Cash Incentive Bonus Opportunity
Position	Threshold	Target	Maximum	2023 Actual
President & Chief Executive Officer	75.000%	150.000%	300.000%	238.1250%
EVP, CFO, Asst. Secretary & Treasurer	57.500%	115.000%	230.000%	179.6875%
EVP, General Counsel & Secretary	55.000%	110.000%	220.000%	171.8750%
EVP & Chief Accounting Officer	50.000%	100.000%	200.000%	162.5000%

For the portion of award opportunities tied to per share profitability, and based on our actual 2023 Core FFO per share results of $3.26 per share (excluding any impairments and executive retirement costs) which was midway between target and maximum performance hurdles the Committee approved annual cash incentive bonus awards for NEOs equal to 150.0% of target, with payouts for this component ranging from 112.50% to 168.75% of base salary.

For the strategic / individual performance component, our NEOs were evaluated based on their contributions towards a series of shared corporate strategic objectives as well as individual performance goals related to their respective functions. Award determinations were based on holistic assessments by the Committee (along with input from the President & Chief Executive Officer for his direct reports) of performance relative to pre-established corporate and individual objectives. Corporate strategic objectives for 2023 were as follows:

•
Core FFO (excluding any impairments and executive retirement costs) of at least $3.20 per share;
•
Acquisitions of $625 million at prudent risk-adjusted yields;
•
General & Administrative ("G&A") expense (assuming target incentive compensation, excluding leasing transaction costs and executive retirement costs) at or below $44.5 million;
•
Leverage ratio (total liabilities divided by gross book assets) below 50%; and
•
5-year TSR in top half of all equity REITs.

Each of these strategic objectives, except for the TSR goal, were fully met or exceeded in 2023. Our Core FFO was $3.26 per share (excluding any impairments and executive retirement costs), acquisitions totaled $819.7 million, G&A expense was $42.8 million based on target incentive compensation and excluding leasing transaction costs and executive retirements costs and our leverage ratio was 42.0%. Our 5-year annualized TSR as of December 31, 2023 of 2.5% was approximately at the 45th percentile for companies included in the NAREIT ALL Equity REIT Index over the past five years.

Our NEOs also generally met or exceeded individual performance objectives tied to their respective functions.
Stephen A. Horn, Jr.:
● Led the rebranding of the Company
● Set the strategic plan for the Company
● Handled all Board of Directors relations
● Oversaw the expanded use of data analytics within company operations
● Established the ESG strategy for investors
● Oversaw of the acquisition of 165 properties at an initial cash yield of 7.3% and dispositions of 45 properties for net sale proceeds of $115.7 million

Kevin B. Habicht:
● Successfully raised $31.4 million of common equity
● Established a new at-the-market equity program allowing NNN to sell up to 17,500,000 shares
● Executed a public offering of $500 million of 5.6% notes due 2033
● Led all institutional investor engagements
● Communicated ESG strategy to investors
● Positioned the balance sheet to navigate challenging capital markets

Christopher P. Tessitore:
● Led the legal team managing a wide variety of matters for the Company, including property acquisitions and dispositions
● Advised the Board of Directors on various risk management and corporate governance issues
● Managed the human resources team, including various DEI initiatives and projects
● Led the efforts in identifying and hiring our new General Counsel as his successor and provided transition assistance to Ms. Steffens
● Led the Company’s Sustainability Team and was responsible for implementing an ESG framework and reporting on the Company’s headquarters and property portfolio

Michelle L. Miller:

● Led the accounting (including SEC reporting, budget and forecasting and payroll), technology and lease compliance teams, developing internal staff and managing relationships with external and internal auditors

● Worked closely on developing the ESG framework and monitored the potential impact of any future reporting requirement
● Oversaw the Company’s debt issuance, Shelf Registration Statement, and at-the-market program
● Coordinated the Company’s quarterly reports on Form 10-Q, the annual report on Form 10-K, and the proxy statement with the Audit Committee
● Oversaw the development of proprietary software to create efficiencies and tracking between various departments within the Company

Jonathan A. Adamo:
● Led the due diligence, disposition, asset management, leasing, and development teams
● Oversaw the lease renewal efforts resulting in 109 leases renewing at 106.6% of prior rent
● Led the Company’s vacancy releasing efforts resulting in 23 new leases and 95.4% recovery of original rent
● Executed the Company’s disposition strategy resulting in 45 properties sold with $115.7 million in net proceeds at a 5.9% cap rate
● Combined endeavors above resulted in portfolio occupancy rate of 99.5% at December 31, 2023

Based on these accomplishments, and excluding Mr. Adamo, the Committee approved awards for the strategic/individual objectives component ranging from 48.125% to 69.375% of base salary, and total combined payouts for our NEOs ranged from 162.500% to 238.125% of base salary. The Committee determined that these payments were consistent with the strong performance of the executive management team. All cash incentive awards, except for the cash incentive award for Mr. Tessitore, are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table ("SCT") below. Mr. Tessitore's annual cash incentive award is included within the "Bonus" column of the SCT below.

For 2023, Mr. Adamo was eligible for a pro rata cash incentive bonus based on his (i) individual performance goals prior to his promotion to Executive Vice President, Portfolio Operations in August 2023, and (ii) individual performance and contributions towards a series of shared corporate strategic objectives for five months as a NEO. For 2023, as a NEO, Mr. Adamo was eligible for a pro rata percentage of his bonus opportunity ranging from a threshold of 50.0%, a target of 100.0%, and maximum of 200.0% of his base salary, based on the same mix for other NEOs. Based on the Company's Core FFO results and an assessment of his individual performance and contributions towards shared strategic objectives, the Committee approved award funding at 156.25% of his pro rata target opportunity while serving as a NEO. For 2023, Mr. Adamo earned a total payout of $350,911, including a pro-rated award of $205,078 while serving as a NEO and $145,833 while serving in his prior role of SVP, Acquisitions.

Long-Term Incentive Compensation

For 2023, the Committee approved long-term incentive compensation opportunities for executive officers, provided through a 70% / 30% weighted target value mix of performance-based restricted stock and service-based restricted stock. Excluding Mr. Adamo, total target award opportunities for NEOs ranged from 115.0% to 450.0% of base salary, varying by position, as set forth in the table below.

	2023 Target Long-Term Incentive Award Opportunity (as % of Base Salary)
Position	TSR Performance-Based Restricted Shares (70%)	Service-Based Restricted Shares (30%)	Total Target Award
President & Chief Executive Officer	315.0%	135.0%	450.0%
EVP, CFO, Asst. Secretary & Treasurer	182.0%	78.0%	260.0%
EVP, General Counsel & Secretary	154.0%	66.0%	220.0%
EVP & Chief Accounting Officer	80.5%	34.5%	115.0%

Service-based restricted stock vests annually over a four-year period to enhance retention and promote long-term equity ownership. Performance-based restricted stock vests, if at all, at the end of three years on January 1, 2026, subject to the achievement of applicable performance goals. Vesting for TSR performance-based restricted stock is tied to our TSR relative to other companies in the NAREIT All Equity REIT Index for the three-year period ending December 31, 2025. The Committee chose this comparator group to allow for performance assessments within our applicable industry group, recognizing that we compete for investor capital with REITs across various property sectors. TSR includes stock price appreciation plus dividends over the three-year measurement period, with calculations for the Company and comparators based on ten-day average closing stock prices leading up to the start and end of the measurement period. Performance levels and corresponding award funding levels for 2023 performance-based restricted stock grants are summarized in the following table.

	3-Year Relative TSR and Positioning	% of Target Award Funded
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	25%
Target	50th Percentile	100%
Maximum	75th Percentile or Above	200%

For performance-based restricted share grants, 25% of the corresponding target award opportunity is earned for threshold performance, 100% for target performance, and 200% for maximum performance. No performance-based shares are earned for results below the threshold level. Straight-line interpolation is used to determine awards for results in between performance levels.

The number of shares of service-based restricted stock and performance-based restricted stock granted was based on the average closing share price of our Common Stock for ten days prior to the grant date ($46.978 per share).

Accordingly, the Committee approved grants of service-based restricted stock and target grants of performance-based restricted stock to Messrs. Horn (23,708 service-based and 55,318 performance-based shares), Habicht (10,792 service-based and 25,182 performance-based shares), Tessitore (6,884 service-based and 16,063 performance-based shares), and Ms. Miller (2,350 service-based and 5,483 performance-based shares) as shown in the Grants of Plan-Based Awards table.

Upon Mr. Adamo's promotion to EVP, Portfolio Operations the Committee awarded Mr. Adamo a one-time promotion grant of 10,000 service-based restricted shares subject to a 100% cliff-vesting after 3-years.

Executive officers are entitled to receive dividends on unvested shares of service-based restricted stock. Dividends payable on performance-based restricted stock will accumulate and be payable to the executive officers only if and to the extent the shares vest. No tax gross-ups shall be paid to the executive officers on any service-based restricted stock nor on any performance-based restricted stock.

In 2021, the executive officers were granted a performance-based restricted stock award as part of the 2021 executive compensation plan. Vesting for this award was tied to TSR relative to all Equity REITs in the NAREIT Index for the three-year period ending December 31, 2023. The Company’s TSR during this period was at the 65.2th percentile compared to all Equity REITs in the NAREIT Index. As a result, executive officers earned approximately 160.8% of the target number of shares granted. These shares are included in the Outstanding Equity Awards at Fiscal Year End table because they did not vest until January 1, 2024.

Benefits and Other Perquisites

We provide benefits to our executive officers under the NNN REIT, Inc. Retirement Plan. We do not sponsor a defined benefit pension plan for our executive officers or any other associates. Our NEOs are eligible to receive, on the same basis as other associates, employer matching contributions under the plan. This allows our executive officers to save for retirement on a tax-deferred basis through the Code Section 401(k) savings feature of the plan, including Company-funded matching contributions based on the individual contributions of each executive officer.

Our NEOs are also eligible to participate in the other employee benefit and welfare plans that the Company maintains on similar terms as other associates who meet applicable eligibility criteria.

We do not consider perquisites to be a principal component of our executive officers’ compensation. Costs attributed to the perquisites and other personal benefits afforded to the named executive officers for the fiscal year ended December 31, 2023, are shown in the “Other Compensation” column of the SCT below.

We believe that the benefit and perquisite programs provided to our executive officers are reasonable and competitive with the benefits and perquisites provided to executive officers of other REITs, and are necessary to sustain a fully competitive executive compensation program.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act or the Exchange Act except to the extent that the Company incorporated it by specific reference.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, both filed with the SEC.

COMPENSATION COMMITTEE

Betsy D. Holden, Chairperson

Edward J. Fritsch

David M. Fick

Executive Compensation Tables

The following table shows total compensation paid or earned by the NEOs for the fiscal years ended December 31, 2023, 2022 and 2021.

Summary Compensation Table

Name and Principal Position	Year	Salary $	Stock Awards $(1)	Non- Equity Incentive Plan Compensation $	Bonus $	All Other Compensation $(2)	Total $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Stephen A. Horn, Jr. President and Chief Executive Officer	2023	825,000	4,385,780	1,964,531	-	19,343	7,194,654
	2022	700,000	3,958,062	2,100,000	-	18,637	6,776,699
	2021	515,000	1,474,411	1,184,500	-	15,283	3,189,194

Kevin B Habicht, Executive Vice President, Chief Financial Officer, Asst. Secretary and Treasurer	2023	650,000	1,996,473	1,167,969	-	20,721	3,835,163
	2022	620,000	1,779,478	1,426,000	-	20,116	3,845,594
	2021	585,000	1,674,783	1,345,500	-	17,516	3,622,799

Christopher P. Tessitore, Executive Vice President, General Counsel and Secretary (3)	2023	490,000	1,273,505	-	842,188	19,257	2,624,950
	2022	465,000	1,160,548	1,023,000	-	18,089	2,666,637
	2021	447,500	1,114,041	984,500	-	15,489	2,561,530

Michelle L. Miller, Executive Vice President and Chief Accounting Officer (4)	2023	320,000	434,751	520,000	-	26,137	1,300,888
	2022	290,000	361,889	435,000	-	33,612	1,120,501
	2021	265,000	296,865	397,500	-	34,801	994,166

Jonathan A. Adamo, Executive Vice President, Portfolio Operations (5)	2023	269,807	746,475	350,911	-	105,210	1,472,403

(1)
The amounts in column (d) represent the grant date fair value of the restricted stock awards with respect to the fiscal year in accordance with FASB ASC Topic 718 assuming "maximum" performance is achieved. Further information regarding the valuation of stock awards and any assumptions made can be found in Note 9 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023. (See discussion under "Compensation and Discussion Analysis - Long-Term Incentive Compensation.")
(2)
The amounts in column (g) represent:
•
the Company’s contribution to the Company’s 401(k) plan on behalf of each of the NEOs in an amount of $17,550 in 2023, $16,800 in 2022, and $14,200 in 2021;
•
group term life insurance and executive life insurance premiums paid by the Company for the benefit of the NEOs during 2023, 2022, and 2021, of $1,793, $1,837, and $1,083, respectively, for Mr. Horn, $3,171, $3,316, and $3,316, respectively, for Mr. Habicht, $1,707, $1,289, and $1,289, respectively, for Mr. Tessitore, $1,037, $949 and $550, respectively, for Ms. Miller, and $716 for 2023 for Mr. Adamo; and
•
reimbursement payments for taxes incurred in connection with the vesting of restricted stock awards vested during 2023, 2022 and 2021 for Ms. Miller of $7,550, $15,863 and $20,051, respectively. Mr. Adamo received reimbursement payments for taxes in 2023 of $86,944. No tax reimbursements have been provided for vesting of restricted stock granted to executive officers since 2009, with the exception of Ms. Miller and Mr. Adamo who received tax reimbursements for grants received while serving in non-executive roles.

(3)
Mr. Tessitore retired from the Company effective January 1, 2024.
(4)
Effective January 1, 2024, Ms. Miller was appointed as Chief Technology Officer of the Company and will serve in this capacity concurrently with her existing role as EVP and Chief Accounting Officer.
(5)
Mr. Adamo became a NEO in 2023.

The following table sets forth certain information with respect to grants of plan-based awards to the NEOs of the Company during or for the fiscal year ended December 31, 2023.

Grants of Plan-Based Awards

	Grant		Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Date		Threshold	Target	Maximum	(#)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)
Stephen A. Horn, Jr.	2/15/2023	(1)	-	-	-	23,708	1,105,978
	2/15/2023	(2)	13,830	55,318	110,637	-	3,279,802

Kevin B. Habicht	2/15/2023	(1)	-	-	-	10,792	503,447
	2/15/2023	(2)	6,296	25,182	50,364	-	1,493,026

Christopher P.	2/15/2023	(1)	-	-	-	6,884	321,139
Tessitore (4)	2/15/2023	(2)	4,016	16,063	32,126	-	952,366

Michelle L. Miller (5)	2/15/2023	(1)	-	-	-	2,350	109,628
	2/15/2023	(2)	1,371	5,483	10,967	-	325,113

Jonathan A. Adamo	8/14/2023	(3)	-	-	-	10,000	396,600

(1)
The amounts shown in column (f) reflect the service-based restricted stock issued under our 2017 Performance Incentive Plan in 2023. These shares are only subject to service-based vesting and vest 25% per year over a four-year period.
(2)
The amounts shown in columns (c), (d) and (e) reflect the performance-based stock grants issued under the Executive Compensation program. The potential stock award is based on our TSR performance relative to other REITs for the three-year period ending December 31, 2025. This performance-based stock award amount is determined in accordance with FASB ASC Topic 718, using a Monte Carlo simulation model.
(3)
This represents a one-time promotion grant for Mr. Adamo. These shares vest in full on the third anniversary from grant based on continued service.
(4)
Mr. Tessitore retired from the Company effective January 1, 2024.
(5)
Effective January 1, 2024, Ms. Miller was appointed as Chief Technology Officer of the Company and will serve in this capacity concurrently with her existing role as EVP and Chief Accounting Officer.

The following table sets forth certain information with respect to equity awards outstanding as of December 31, 2023, for each of the NEOs. All shares are valued based on the Company’s closing stock price of $43.10 per share on December 31, 2023.

Outstanding Equity Awards at Fiscal Year End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(d)		(e)
Stephen A. Horn, Jr.	85,222	(1)	3,673,068	(1)	87,332	(6)	3,764,009
					110,637	(7)	4,768,455
Kevin B. Habicht	61,092	(2)	2,633,065	(2)	46,289	(6)	1,995,056
					50,364	(7)	2,170,688
Christopher P. Tessitore (8)	40,241	(3)	1,734,387	(3)	30,189	(6)	1,301,146
					32,126	(7)	1,384,631
Michelle L. Miller (9)	11,456	(4)	493,754	(4)	9,414	(6)	405,743
					10,967	(7)	472,678
Jonathan A. Adamo	32,550	(5)	1,402,905	(5)	-		-

(1)
The service-based restricted shares vest as follows: 45,925 in 2024, 18,766 in 2025, 10,604 in 2026 and 9,927 in 2027.
(2)
The service-based restricted shares vest as follows: 45,585 in 2024, 7,632 in 2025, 5,177 in 2026 and 2,698 in 2027.
(3)
The service-based restricted shares vest as follows: 40,241 in 2024.
(4)
The service-based restricted shares vest as follows: 8,250 in 2024, 1,527 in 2025, 1,092 in 2026 and 587 in 2027.
(5)
The service-based restricted shares vest as follows: 7,925 in 2024, 6,375 in 2025, 14,875 in 2026 and 3,375 in 2027.
(6)
The amounts shown in columns (d) and (e) reflect the "maximum" achievement levels under the long-term performance-based stock awards issued on February 15, 2022. The amount of the performance-based stock that will vest is based on the Company's TSR performance relative to other REITs for the three-year period ending December 31, 2024. For a detailed discussion of the long-term incentive compensation, see "Compensation Discussion & Analysis - Long Term Incentive Compensation."
(7)
The amounts shown in columns (d) and (e) reflect the “maximum” achievement levels under the long-term performance-based stock awards issued on February 15, 2023. The amount of the performance-based stock that will vest is based on the Company’s TSR performance relative to other REITs for the three-year period ending December 31, 2025. For a detailed discussion of the long-term incentive compensation, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation.”
(8)
Mr. Tessitore retired from the Company effective January 1, 2024.
(9)
Effective January 1, 2024, Ms. Miller was appointed as Chief Technology Officer of the Company and will serve in this capacity concurrently with her existing role as EVP and Chief Accounting Officer.

The following table sets forth certain information with respect to restricted and performance-based stock that vested during the fiscal year ended December 31, 2023.

Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
(a)	(d)	(e)
Stephen A. Horn, Jr.	36,248	1,596,908
Kevin B. Habicht	34,692	1,587,506
Christopher P. Tessitore (1)	22,918	1,048,728
Michelle L. Miller (2)	6,796	318,535
Jonathan A. Adamo	7,600	434,720

(1)
Mr. Tessitore retired from the Company effective January 1, 2024.
(2)
Effective January 1, 2024, Ms. Miller was appointed as Chief Technology Officer of the Company and will serve in this capacity concurrently with her existing role as EVP and Chief Accounting Officer.

The following table provides information regarding the Company's equity compensation plans as of December 31, 2023.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2) (a)	Weighted average exercise price of outstanding options, warrants and rights (2) (b)	Number of securities remaining available for future issuance under equity plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	-	-	4,761,552

Equity compensation plans not approved by securities holders	-	-	-

Total	-	-	4,761,552

(1)
Consists entirely of common shares authorized for issuance under the 2017 Performance Incentive Plan.
(2)
Excludes 121,139 phantom shares credited under the Deferred Fee Plan for Directors. No exercise price is required to be paid upon the vesting of restricted shares.

Potential Payments Upon Termination or Change of Control

For purposes of the discussion that follows, Messrs. Habicht, Horn and Adamo and Mses. Miller and Steffens are collectively referred to herein as the “Executives” and each, an “Executive.” Mr. Tessitore's Retirement and Transition Agreement is discussed separately under "Payments Upon Retirement of Mr. Tessitore."

Employment Agreements

Effective December 1, 2008, the Company entered into new employment agreements with Mr. Habicht to comply with Section 409A of the Code, which was subsequently amended effective November 8, 2010. The Company entered into an employment agreement with Ms. Miller on February 15, 2018. Each employment agreement is subject to automatic successive two-year renewals unless one party provides written notice to the other party of non-renewal 60 days prior to the expiration date of the agreement. The initial expiration date for each employment agreement was as follows: (a) August 17, 2011 for Mr. Habicht; and (b) January 2, 2019 for Ms. Miller. Each agreement contains provisions that provide for certain payments or benefits to the Executive upon the occurrence of certain events, including death or disability, termination of employment by the Company for “cause” or by the Executive without “good reason,” termination of employment by the Company without “cause” or by the Executive with “good reason,” and termination of employment upon expiration of the employment agreement. In the event the Executive is unable to perform his or her job duties due to death or disability, each agreement provides for payment of the Executive's accrued salary, a prorated performance bonus and, for a period of one year following termination of the agreement due to death, health benefits under the Company’s health plans and programs for the Executive’s dependents. In the event the Executive's employment is terminated by the Company for “cause” or the Executive terminates his or her employment agreement without “good reason,” the Executive is entitled to his accrued salary and benefits prior to the date of termination.

Each agreement also contain severance provisions that call for payment to the Executive of the following amounts in the event that he or she is terminated without “cause” or he or she resigns for “good reason”:

•
accrued and unpaid salary through the date of termination;
•
a cash payment equal to 200% (with respect to Ms. Miller) or 250% (with respect to Mr. Habicht) of the respective annual salary;
•
a cash payment equal to 200% (with respect to Ms. Miller) or 250% (with respect to Mr. Habicht) of the respective average bonus for the last three years of employment under the agreement;
•
immediate vesting of the restricted stock awards, stock options and other equity awards that the Executive holds, to the extent then unvested;
•
for a period of one year after termination (but in no event after the Executive becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and
•
in the event of such a termination upon or after a “change of control,” a prorated annual non-equity bonus at the target level for the year in which termination occurred.

Under each employment agreement, in the event of an Executive’s termination of employment due to death or disability, the Executive (or his or her estate or legal representative, as applicable) will receive:

•
on a termination due to death only, a cash payment equal to two months of his or her annual salary;
•
accrued and unpaid salary through the date of termination;
•
a prorated annual non-equity bonus at the target level for the year in which termination occurred;
•
service-based restricted stock awards will accelerate on a pro rata amount based on the date of termination; and all performance-based units and restricted stock awards will be allowed to run their course to determine the performance level and the executive officers will receive a pro rata share based on the date of termination; and

•
on a termination due to death only, for a period of one year after termination, health benefits for the Executive’s spouse and dependents under the Company’s health plans and programs generally available to senior executives of the Company.

Under each employment agreement in the event the agreement naturally terminates at the end of its term because the Company elects not to renew, the Executive will be entitled to the following severance payments:

•
accrued and unpaid salary through the date of termination;
•
a cash payment equal to 100% of his or her annual salary;
•
only upon the expiration of the initial term of the agreement, service-based restricted stock awards will accelerate on a pro rata amount based on the date of termination; and all performance-based units and restricted stock awards will be allowed to run their course to determine the performance level and the executive officers will receive a pro rata share based on the date of termination;
•
for a period of one year after termination (but in no event after the Executive becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and
•
a prorated annual non-equity bonus at the target level for the year in which termination occurred.

No executive other than Mr. Habicht pursuant to his employment agreement, is entitled to a gross-up payment from the Company. The Committee does not intend to provide tax gross-up payments in any future employment agreements.

“Cause” is defined in each Executive’s agreement as the Executive’s:

•
conviction of (or pleading nolo contendere to) an indictment or information that is filed against Executive and is not discharged or otherwise resolved within 12 months thereafter, and said indictment or information charged Executive with a felony, any crime of moral turpitude, fraud or any act of dishonesty or any crime which is likely to result in material injury, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries;
•
the continued failure by Executive substantially to perform his or her duties or to carry out the lawful written directives of the Board of Directors;
•
material breach of a fiduciary duty, including disclosure of any conflicts of interest that are known to the Executive, or with reasonable diligence should be known, relating to Executive’s employment with the Company, or otherwise engaging in gross misconduct or willful or gross neglect (in connection with the performance of his duties) which is materially injurious, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries; or
•
material breach of the non-competition and confidentiality clauses set forth in his or her employment agreement.

“Good reason” is defined in each agreement, unless otherwise consented to by Executive, as:

•
a material reduction in Executive’s position, authority, duties or responsibilities;
•
a reduction in the annual salary of Executive;
•
the relocation of Executive’s office to more than 50 miles from the Company’s principal place of business in Orlando, Florida;
•
the Company’s material breach of his or her employment agreement; or

•
the Company’s failure to obtain an agreement from any successor to the business of the Company by which the successor assumes and agrees to perform his or her employment agreement.

“Change of Control” is defined in each agreement as:

•
a “person” or “group” (which terms shall have the meaning they have when used in Section 13(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes (other than solely by reason of a repurchase of voting securities by the Company), the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the combined voting power of the Company’s then total outstanding voting securities, provided, however, that in no event shall a change of control for purposes of each agreement be deemed to have arisen merely by virtue of a “person” or “group” having become a direct or indirect owner of Company securities (such that a change of control would otherwise have been deemed to have occurred), if the Executive is a member of such person or group;
•
the Company consolidates with or merges with or into another corporation or partnership or conveys, transfers or leases, in any transaction or series of transactions, all or substantially all of its assets to any corporation or partnership, or any corporation or partnership consolidates with or merges with or into the Company, in any event pursuant to a transaction in which the outstanding voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting securities of the Company are changed into or exchanged for voting securities of the surviving corporation and (ii) the persons who were the beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own immediately after such transaction 50% or more of the total outstanding voting power of the surviving corporation, or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or
•
a change in the composition of the Board of Directors such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board of Directors (the “Existing Board”) cease for any reason to constitute at least 50% of the Board of Directors; provided, however, that any individual becoming a member of the Board of Directors subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board.

Executive Severance Plan

Messrs. Horn and Adamo and Ms. Steffens are participants in the Executive Severance Plan as described below.

Each of Messrs. Horn and Adamo and Ms. Steffens has entered into a letter agreement outlining the terms of their participation under the Executive Severance Plan. The letter agreements for Messrs. Horn and Adamo and Ms. Steffens became effective on April 29, 2022, August 14, 2023 and November 30 , 2023, respectively. The letter agreements, respectively, provide for a “termination payment multiple” of two and one-half for Mr. Horn and one and one-half for Mr. Adamo and Ms. Steffens and a “change of control termination multiple” of three for Mr. Horn and two for Mr. Adamo and Ms. Steffens (as such terms are defined in the Executive Severance Plan). The “termination payment multiple” applies on a termination of a participant’s employment by the Company without “cause” or by the participant for “good reason” and the “change of control termination payment multiple” applies on a termination of a participant’s employment by the Company without “cause” or by the participant for “good reason”, in each case during the period beginning on the date that is three months prior to the consummation of a

"change of control" of the Company and ending on the date that is 12 months after the consummation of such “change of control” of the Company (such period, the “Change of Control Protection Period”).

Death or Disability Severance Benefits. If a participant’s employment is terminated due to such participant’s death or disability, such participant will be eligible to receive: (a) a lump sum cash payment equal to a prorated portion of such participant’s annual bonus at the “target” level for the year of termination; (b) in the event of such participant’s death, (i) a lump sum cash payment equal to two months of such participant’s annual base salary, and (ii) one year of continued Company-paid health coverage; (c) vesting of any unvested time-based equity awards; and (d) vesting of any unvested performance-based equity awards at the “target” level of performance.

Termination without Cause or for Good Reason Severance Benefits. If a participant’s employment is terminated by the Company without “cause” or by such participant for “good reason”, such participant will be eligible to receive: (a) a cash payment equal to such participant’s “termination payment multiple” (or, if such termination occurs during the Change of Control Protection Period, such participant’s “change of control termination payment multiple”) multiplied by his or her annual base salary; (b) a cash payment equal to such participant’s “termination payment multiple” (or, if such termination occurs during the Change of Control Protection Period, such participant’s “change of control termination payment multiple”) multiplied by such participant’s average annual bonus for the three years of employment prior to termination (provided, however, if such participant serves in their current role with the Company on his or her termination date, such termination occurs on or after the consummation of a “change of control” and such participant has not been employed for three years, then the amount payable to such participant under this clause (b) will be equal to such participant’s “termination payment multiple” (or, if such termination occurs during the Change of Control Protection Period, such participant’s “change of control termination payment multiple”) multiplied by such participant’s average annual bonus for the years of employment that such participant served in their current role with the Company; (c) one year of continued Company-paid health coverage; (d) in the event of such termination during the Change of Control Protection Period, a payment equal to a prorated portion of such participant’s annual bonus at the “target” level for the year of termination; (e) vesting of any unvested time-based equity awards; and (f) vesting of a pro-rated portion of any unvested performance-based equity awards based on attainment of actual performance. The cash payments in clauses (a) and (b) are payable in equal installments over a 12-month period.

Retirement Severance Benefits. If a participant’s employment is terminated due to retirement (as approved by the Board of Directors), such participant will be eligible to receive: (a) a lump sum cash payment equal to a prorated portion of such participant’s annual bonus based on attainment of actual performance for the year of termination; (b) vesting of any unvested time-based equity awards; and (c) vesting of a pro-rated portion of any unvested performance-based equity awards based on attainment of actual performance.

Change of Control Equity Benefits. On a “change of control” of the Company, a participant will be eligible to receive: (a) vesting of any unvested time-based equity awards; and (b) vesting of any unvested performance-based awards at the “target” level of performance; provided that, if the participant has previously been terminated from employment without “cause” or for “good reason” and the “change of control” occurs prior to the vesting of any such unvested performance-based equity awards, then the performance-based equity awards will vest at the “target” level of performance as of the effective date of such “change of control”.

Conditions to Receipt of Severance. A participant must execute a letter agreement with the Company that contains non-competition, non-solicitation, non-disclosure and non-disparagement covenants. Additionally, other than in the case of a termination of employment due to death or disability, the participant’s receipt of severance payments and benefits under the Executive Severance Plan is contingent upon such participant timely signing and not revoking a release of claims in favor of the Company and such participant complying with the restrictive covenants in his or her letter agreement.

Excise Tax. In the event any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to a participant would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax, a participant will be entitled to receive either full payment of such payments or benefits or such lesser amount which would result in no portion of the payments and benefits being subject to the excise tax, which ever results in the greater amount of after-tax benefits to the participant. No excise tax gross-ups are provided for in Messrs. Horn and Adamo or Ms Steffens letter agreements, employment agreements or in the Executive Severance Plan.

“Cause” is defined in the Executive Severance Plan as the participant’s:

•
conviction of (or pleading nolo contendere to) an indictment or information that is filed against the participant and is not discharged or otherwise resolved within 12 months thereafter, and said indictment or information charged participant with a felony, any crime of moral turpitude, fraud or any act of dishonesty or any crime which is likely to result in material injury, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries;
•
the continued failure by the participant substantially to perform his or her duties or to carry out the lawful written directives of the Board of Directors;
•
material breach of a fiduciary duty, including disclosure of any conflicts of interest that are known to the participant, or with reasonable diligence should be known, to the participant’s employment with the Company, or otherwise engaging in gross misconduct or willful or gross neglect (in connection with the performance of his or her duties) which is materially injurious, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries; or
•
material breach of the restrictive covenants set forth in his or her letter agreement under the Executive Severance Plan or any other provisions of the Executive Severance Plan or the employment letter.

“Good Reason” is defined in the Executive Severance Plan as, unless otherwise consented to by the participant:

•
a change in the participant’s reporting responsibilities such that he or she is no longer reporting directly to (x) in the case of a participant who is the Chief Executive Officer of the Company, the Board of Directors, and (y) in the case of all other participants, the Chief Executive Officer;
•
a material reduction in the participant’s position, authority, duties or responsibilities (which includes in the event of a Change of Control, if the participant is no longer serving in their current role of the ultimate parent entity of the surviving entity);
•
a reduction in the annual salary of the participant (other than an immaterial temporary reduction in such participant’s annual salary that is in effect for 12 months or less made in connection with temporary reductions in the annual base salaries of all executive-level employees of the Company in response to events outside of the Company’s reasonable control that is either consented to by such participant or recommended by the Company’s executive management team);
•
the relocation of the participant’s office to more than 50 miles from the Company’s principal place of business in Orlando, Florida unless such participant is permitted to work remotely pursuant to the Company's generally applicable remote work policies; provided, however, that a relocation by such participant of his or her home office to more than 50 miles from such participant's home office at the time such individual becomes a participant in the Executive Severance Plan (if any) will not give rise to good reason;
•
the Company’s material breach of the Executive Severance Plan, the letter agreement under the Executive Severance Plan or any employment letter agreement; or

•
the Company’s failure to obtain an agreement from any successor to the business of the Company by which the successor assumes and agrees to perform the Executive Severance Plan and/or the participant’s letter agreement under the Executive Severance Plan.

“Change of Control” is defined in the Executive Severance Plan as:

•
a “person” or “group” (which terms shall have the meaning they have when used in Section 13(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes (other than solely by reason of a repurchase of voting securities by the Company), the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the combined voting power of the Company’s then total outstanding voting securities;
•
the Company consolidates with or merges with or into another corporation or partnership or conveys, transfers or leases, in any transaction or series of transactions, all or substantially all of its assets to any corporation or partnership, or any corporation or partnership consolidates with or merges with or into the Company, in any event pursuant to a transaction in which the outstanding voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding voting securities of the Company are changed into or exchanged for voting securities of the surviving corporation and (b) the persons who were the beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own immediately after such transaction 50% or more of the total outstanding voting power of the surviving corporation, or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or
•
a change in the composition of the Board such that, during any twelve (12)-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board.

Termination Payments

The amount of compensation payable to each NEO upon any termination is shown in the table. All estimates for Messrs. Horn, Habicht and Adamo, and Ms. Miller are based on an assumed termination date of December 31, 2023. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table. All shares are valued based on the Company's closing stock price of $43.10 per share at December 31, 2023.

NEO and Trigger	Salary	Severance Payments	Bonus	Accelerated Equity Awards	Change of Control Payment	Other	Total
	$	$	$	$	$	$	$
Stephen A. Horn, Jr.
Death or Disability (1)	137,500	-	1,237,500	5,720,799	-	28,434	7,124,233
Other than Change in Control (2)	-	6,436,693	-	7,939,279	-	28,434	14,404,406
Change in Control (3)	-	7,724,031	-	7,939,279	1,237,500	28,434	16,929,244
Retirement Termination (5)	-	-	1,237,500	5,720,799	-	-	6,958,299

Kevin B. Habicht
Death or Disability (1)	108,333	-	747,500	3,659,587	-	31,526	4,546,946
Other than Change in Control (2)	-	4,907,891	-	4,715,959	-	31,526	9,655,376
Change in Control (3)	-	4,907,891	-	4,715,959	747,500	31,526	10,402,876
Employment Agreement Expiration (4)	650,000	-	747,500	3,659,587	-	31,526	5,088,613

Michelle L. Miller
Death or Disability (1)	53,333	-	320,000	707,662	-	18,747	1,099,742
Other than Change in Control (2)	-	1,541,667	-	932,943	-	18,747	2,493,357
Change in Control (3)	-	1,541,667	-	932,943	320,000	18,747	2,813,357
Employment Agreement Expiration (4)	320,000	-	320,000	707,662	-	18,747	1,366,409

Jonathan A. Adamo
Death or Disability (1)	44,968	-	269,807	1,402,905	-	34,534	1,752,214
Other than Change in Control (2)	-	767,666	-	1,402,905	-	34,534	2,205,105
Change in Control (3)	-	1,023,555	-	1,402,905	269,807	34,534	2,730,801
Retirement Termination (5)	-	-	269,807	1,402,905	-	-	1,672,712

(1) The amounts shown represent the following payments:

•
Payable in the case of death only and represents payment of two months of the Executive’s salary.
•
Represents a cash payment of prorated annual bonus at "target" level for the year of termination, payable in a single lump sum.
•
Represents early vesting of certain service-based and performance-based stock awards. In February 2024, the Compensation Committee determined the 2021 TSR grant performance metrics met the 65.2th percentile resulting in 160.8% of target shares.
•
Represents payment of health benefits and other perquisites for spouse and dependents of Executive for one year following the event of death.

(2) The amounts shown represent the following payments:

•
Represents a cash payment of 250% of annual salary payable in equal installments over a 12-month period, and a cash payment of 250% of Messrs. Horn's and Habicht's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.
•
Represents a cash payment of 200% of annual salary payable in equal installments over a 12-month period, and a cash payment of 200% of Ms. Miller's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.
•
Represents a cash payment of 150% of annual salary payable in equal installments over a 12-month period, and a cash payment of 150% of Mr. Adamo's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.
•
Represents early vesting of certain service-based and performance-based stock awards. Certain awards that are to be paid based upon actual future performance were calculated assuming “target” performance. If “maximum” performance is achieved, the payout of early vesting for each of the NEOs would be as follows: Mr. Horn - $12,205,532; Mr. Habicht - $6,798,810; Ms. Miller - $1,372,175; and Mr. Adamo $1,402,905. In February 2024, the Compensation Committee determined the 2021 TSR grant performance metrics met the 65.2th percentile resulting in 160.8% of target shares.
•
Represents payment of health benefits and other perquisites for one year following termination.

(3) The amounts shown represent the following payments:

•
Represents a cash payment of 300% of annual salary payable in equal installments over a 12-month period, and a cash payment of 300% of Mr. Horn's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.
•
Represents a cash payment of 250% of annual salary payable in equal installments over a 12-month period, and a cash payment of 250% of Mr. Habicht's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.

•
Represents a cash payment of 200% of annual salary payable in equal installments over a 12-month period, and a cash payment of 200% of Ms. Miller's and Mr. Adamo's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.
•
Represents early vesting of certain service-based and performance-based stock awards. Certain awards that are to be paid based upon actual future performance were calculated assuming “target” performance. If “maximum” performance is achieved, the payout of early vesting would result in: Mr. Horn - $12,205,532; Mr. Habicht - $6,798,810; Ms. Miller - $1,372,175 and Mr. Adamo $1,402,905. In February 2024, the Compensation Committee determined the grant performance metrics met the 65.2th percentile resulting in 160.8% of target shares.
•
Represents payment of health benefits and other perquisites for one year following termination.
•
Represents a cash payment of prorated annual bonus at the “target” level for the year of termination, payable in a single sum if the Executive is terminated upon or following a change of control. As calculated as of December 31, 2023, Mr. Habicht would not be subject to a golden parachute excise tax and, therefore, would not receive an excise tax gross-up. No other NEO is entitled to receive any excise tax gross-up.

(4) The amounts shown represent the following payments:

•
Represents cash payment of 100% of annual salary payable in equal installments over a 12-month period.
•
Represents early vesting of certain service-based and performance-based stock awards. In February 2024, the Compensation Committee determined the 2021 TSR grant performance metrics met the 65.2th percentile resulting in 160.8% of target shares.
•
Represents payment of health benefits and other perquisites for one year following termination.
•
Represents a cash payment of prorated annual bonus at the “target” level for the year of termination, payable in a single sum.
•
Messrs. Horn and Adamo are participants in the Executive Severance Plan, and therefore, has no expiration within his Employment letter.

(5) The amounts shown represent the following payments:

•
Represents a cash payment of prorated annual bonus assuming "target" level based on attainment of actual performance for the year of retirement, payable in a single lump sum.
•
Represents early vesting of certain service-based and performance-based stock awards. In February 2024, the Compensation Committee determined the 2021 TSR grant performance metrics met the 65.2th percentile resulting in 160.8% of target shares.

Payments Upon Retirement of Mr. Tessitore

Effective January 1, 2024, Mr.Tessitore retired from employment with the Company as General Counsel and Secretary (such date, the "Effective Date"). In connection with Mr. Tessitore's retirement, the Company and Mr. Tessitore entered into a Retirement and Transition Agreement (the "Retirement Agreement'). Under the terms of the Retirement Agreement, Mr. Tessitore received or will receive the following benefits and payments:

•
accrued and unpaid salary and paid time off through the Effective Date;
•
for a period of one year after the Effective Date (but in no event after Mr. Tessitore becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company;
•
an annual bonus based on actual performance for the period beginning on January 1, 2023 through the Effective Date;
•
accelerated vesting of his service-based restricted stock awards immediately prior to the Effective Date resulting in a fair market value of $1,030,130; and
•
all performance-based awards will be allowed to run their course to determine the performance level, and Mr. Tessitore will receive a prorated vesting on such awards.

In order to facilitate the transition, Mr. Tessitore will make himself available to consult with the Company for the 12-month period following the Effective Date. In consideration for the consulting services, commencing on the Effective Date, the Company will pay Mr. Tessitore a monthly fee of $20,417 for 12 months.

Mr. Tessitore will receive the foregoing payments and benefits provided he complies with the non-competition, non-solicitation non-disclosure and non-disparagement covenants described in his employment agreement and the Retirement Agreement.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Horn, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We determined our median employee based on total compensation including the base salary of, bonuses paid to and incentive stock awards issued to each of our 81 employees (excluding the Chief Executive Officer) as of December 31, 2023. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $98,407. As disclosed in the SCT, our current Chief Executive Officer’s annual total compensation for 2023 was $7,194,654. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 73 to one. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Pay versus Performance

The SEC adopted new disclosure on August 25, 2022 for proxy statements filed with respect to fiscal years ending on or after December 16, 2022 with a new Pay Versus Performance ("PVP") rule. The rule requires a new table and narrative disclosure comparing Compensation Actually Paid ("CAP") against company performance. The Company is required to provide additional disclosure regarding the relationship between NEO CAP and net earnings, cumulative TSR and Core FFO. In addition, the Company must provide at least three, but not more than seven, of the most important company measures used to determine NEO pay. At least three of these measures must be financial measures. Please refer to "Compensation Discussion and Analysis" for a more complete discussion on how executive compensation relates to performance and how the Committee makes its decisions. Below are the tables and related footnotes for PVP:

	Julian E. Whitehurst(2)		Stephen A. Horn, Jr.(3)		Average SCT Total for	Average CAP to	Value of Initial Fixed $100 Investment Base On:
Year	SCT Total for CEO $	CAP to CEO $	SCT Total for CEO $	CAP to CEO $	Non-CEO NEOs $	Non-CEO NEOs $	Company TSR $	Peer Group TSR(1) $	Net Income $	Core FFO per Share $
2023	-	-	7,194,654	6,320,139	2,308,351	2,101,005	122.12	118.03	392,340,000	3.26

2022	5,010,993	9,118,484	6,776,699	8,868,801	2,544,244	3,624,286	99.13	100.62	334,626,000	3.14

2021	7,785,586	7,727,120	-	-	2,591,922	2,682,871	99.22	134.06	264,217,000	2.86

2020	5,594,166	2,108,174	-	-	2,344,128	1,166,529	80.65	94.88	210,859,000	2.59

(1)
NNN’s peer group TSR is based on FNER, which is the index used for purposes of the performance graphs in Part II, Item 5 of the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and the Compensation Discussion and Analysis.
(2)
The following represents the adjustments made to the SCT totals to derive the compensation actually paid to Mr. Whitehurst in his role as CEO. Mr. Whitehurst served as the CEO through the entire reporting period until his retirement on April 28, 2022.

Adjustments	2022 $	2021 $	2020 $
Amounts reported in “Stock Awards” column of SCT	(3,413,088)	(4,306,835)	(3,704,914)
Fair value of outstanding and unvested equity awards granted in the current year	4,994,125	4,529,787	2,617,686
Change in fair value for equity awards outstanding and unvested at the end of the current year that were granted in a prior year	2,639,640	(814,466)	(2,769,278)
Change in fair value for equity awards vested in the current year that were granted in a prior year	(188,929)	72,371	(9,880)
Addition for the common stock dividends paid on unvested stock awards	75,743	460,677	380,394
Total Adjustments	4,107,491	(58,466)	(3,485,992)

(3)
The following represents the adjustments made to the SCT total to derive the compensation actually paid to Mr. Horn in his role as CEO. Mr. Horn has served as the CEO since April 29, 2022.

Adjustments	2023 $	2022 $
Amounts reported in “Stock Awards” column of SCT	(4,385,780)	(3,958,062)
Fair value of outstanding and unvested equity awards granted in the current year	3,718,014	5,152,995
Change in fair value for equity awards outstanding and unvested at the end of the current year that were granted in a prior year	(395,561)	784,246
Change in fair value for equity awards vested in the current year that were granted in a prior year	(47,083)	(10,370)
Addition for the common stock dividends paid on unvested stock awards	235,895	123,293
Total Adjustments	(874,515)	2,092,102

(4)
The following represents the adjustments made to the SCT totals for our non-CEO named executive officers to derive the average compensation actually paid for our non-CEO named executive officers.

Adjustments	2023 $	2022 $	2021 $	2020 $
Amounts reported in “Stock Awards” column of SCT	(1,112,801)	(1,100,638)	(1,140,025)	(1,178,281)
Fair value of outstanding and unvested equity awards granted in the current year	973,724	1,511,141	1,199,019	740,821
Change in fair value for equity awards outstanding and unvested at the end of the current year that were granted in a prior year	(195,207)	618,455	(126,740)	(879,404)
Fair value of stock awards granted and vested in the current year	-	-	-	29,913
Change in fair value for equity awards vested in the current year that were granted in a prior year	11,248	(10,217)	18,156	(31,578)
Addition for the common stock dividends paid on unvested stock awards	115,690	61,301	140,539	140,930
Total Adjustments	(207,346)	1,080,042	90,949	(1,177,599)

(5)
The named executive officers included in the non-CEO named executive average for each year are as follows:

2023	Messrs. Habicht, Tessitore and Adamo and Ms. Miller
2022	Messrs. Habicht and Tessitore, and Ms. Miller
2021	Messrs. Horn, Habicht and Tessitore, and Ms. Miller
2020	Messrs. Horn, Habicht, Tessitore and Bayer

The reported amount of compensation actually paid to our CEO, and the reported average amount of compensation actually paid to our non-CEO executive officers, is primarily driven by the value of our executives’ unvested equity. Further, as discussed in the Compensation Discussion and Analysis, our TSR is a component metric in our long-term incentive plan, and Core FFO per share is a component metric of our cash incentive bonus. As a result, the TSR figures reported above have a strong correlation to our executives’ calculated CAP, while Core FFO per share has a lesser degree of impact on and correlation to the compensation actually paid figures. While our three-year TSR lagged behind the above reported peer group for 2020 and 2021, our resilience in 2022 and 2023 resulted in a cumulative three-year TSR on par for 2022 and moderately above for 2023 as compared to the reported peer group.

The following metrics represent the three most important financial performance measures as well as subjective strategic and individual goals used by the Company in setting NEO compensation for the most recent fiscal year:

•
Core FFO per share
•
Relative Total Shareholder Return
•
Leverage ratio (total liabilities divided by gross book assets below 50%)
•
Subjective strategic and individual goals:
•
G&A expense
•
Acquisition volume

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under the heading “Executive Compensation-Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our named executive officers, motivate them to perform to their fullest potential, and align their interests with the interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic and corporate goals. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs and policies, including information about the fiscal 2023 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests, key business objectives and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the rules and regulations of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related tables and disclosure.”

While this vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, we value the opinions of our stockholders and will consider those opinions and the vote outcome when making future compensation decisions for our named executive officers.

The Board of Directors unanimously recommends a vote "FOR" the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3

RATIFICATION OF

ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP to serve as the Company’s principal independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2024, to review quarterly interim results and to perform other appropriate accounting services. We are requesting ratification of such appointment by the stockholders.

Ernst & Young LLP has acted as our independent registered public accounting firm for our three most recent fiscal years and our Audit Committee currently believes that we should continue our relationship with Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint Ernst & Young LLP as our independent registered public accounting firm, our Board of Directors and the Audit Committee believe such ratification to be advisable and in the best interest of the Company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2024. If the stockholders do not ratify the appointment of Ernst & Young LLP, the appointment of Ernst & Young LLP as our independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of Ernst & Young LLP is ratified, the Audit Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

A representative of Ernst & Young LLP will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

Fiscal 2023 and 2022 Audit Firm Summary. During the fiscal years ended December 31, 2023 and 2022, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	2023 $	2022 $
Audit Fees (1)	1,738,060	1,549,846
Audit Related Fees (2)	-	-
Total Audit and Audit Related Fees	1,738,060	1,549,846
Tax Fees (3)	31,821	35,425
All Other Fees	-	-
Total Fees	1,769,881	1,585,271

(1)
Audit fees include the audit fee and fees for comfort letters, attest services, consents and assistance with and review of documents filed with the SEC (including those related to securities offerings). Aggregate fees billed by Ernst & Young LLP associated with the issuance of comfort letters to underwriters in connection with securities offerings amounted to $341,360 and $189,456 in 2023 and 2022, respectively.
(2)
Audit related fees consist of fees incurred for consultation concerning financial accounting and reporting standards, performance of agreed-upon procedures, and other audit or attest services not required by statute or regulation.
(3)
Tax fees consist of fees for tax compliance services and consulting.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants. Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent accountants.

Prior to engagement of the independent accountants for the next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of the services described above in the captions Audit Fees, Audit Related Fees and Tax Fees.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent accountants and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent accountants.

For the fiscal years ended December 31, 2023 and 2022, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees, Tax Fees and All Other Fees. For the fiscal year ended December 31, 2023, no hours expended on Ernst & Young LLP’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of Ernst & Young LLP.

Pursuant to our Audit Committee charter, the Audit Committee may delegate pre-approval authority to the Chairperson of the Audit Committee, who shall promptly advise the remaining members of the Audit Committee of such approval at the next regularly scheduled meeting.

The Board of Directors unanimously recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

SECURITY OWNERSHIP

The following tables set forth, as of February 29, 2024 (except as described in the footnotes), based on 182,850,058 shares of common stock outstanding on that date, the number and percentage of outstanding shares of Common Stock beneficially owned by all persons known by the Company to own beneficially more than five percent of the Company’s Common Stock, by each director and nominee, by each of the persons named in the Summary Compensation Table under “Executive Compensation,” above, and by all officers and directors as a group, based upon information furnished to the Company by such stockholders, officers and directors. Unless otherwise noted below, the persons named in the tables have sole voting and sole investment power with respect to each of the shares beneficially owned by such person.

	Amount and Nature of
	Beneficial Ownership of	Percent
Stockholders Holding 5% or More	Common Stock	of Class
The Vanguard Group, Inc.(1)	27,021,535	14.8%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(2)	21,246,504	11.6%
50 Hudson Yards
New York, NY 10001
State Street Corporation(3)	13,130,983	7.2%
State Street Financial Center
One Congress Street, Suite 1
Boston, MA 02114
Victory Capital Management Inc.(4)	10,708,793	5.9%
4900 Tiedeman Rd., 4th Floor
Brooklyn, OH 44144
FMR LLC(5)	9,818,736	5.4%
245 Summer Street
Boston, MA 02210

(1) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 0 and 26,612,294 shares of our common stock, respectively, and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 217,140 and 409,241 shares of our common stock, respectively. Vanguard is an investment advisor in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.

(2) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 24, 2024, BlackRock, Inc. has sole power to vote or direct the vote of 20,424,922 shares of our common stock, and sole power to dispose or direct the disposition of 21,246,504 shares of our common stock. BlackRock, Inc. does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock.

(3) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 29, 2024, State Street Corporation does not have the power to vote or direct the vote of any shares of our common stock, or to dispose or direct the disposition of any shares of our common stock. State Street Corporation has the shared power to vote or direct the vote of 10,787,343 and the shared power to dispose or direct the disposition of 13,112,583 shares of our common stock.

(4) Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 7, 2024, Victory Capital Management, Inc. ("Victory") has sole power to vote or direct the vote of 10,515,793 shares of our common stock, and sole power to dispose or direct the disposition of 10,708,793 shares of our common stock. Victory Capital Management, Inc. does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of common stock. Victory ia an investment advisor in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.

(5) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 9, 2024, FMR LLC has sole power to vote or direct the vote of 9,644,304 shares of our common stock, and sole power to dispose or direct the disposition of 9,818,736 shares of our common stock. FMR LLC does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
Jonathan A. Adamo (7)	76,251	(8)	*
Pamela K. M. Beall(6)	28,835		*
Steven D. Cosler(6)	52,107	(9)	*
David M. Fick(6)	55,538	(10)	*
Edward J. Fritsch(6)	56,792		*
Elizabeth C. Gulacsy(6)	7,382	(11)	*
Kevin B. Habicht(6)(7)	326,049	(12)	*
Betsy D. Holden(6)	23,989	(13)	*
Stephen A. Horn, Jr.(6)(7)	585,643	(14)	*
Michelle L. Miller(7)	73,756	(15)	*
Gina M. Steffens(7)	32,441	(16)	*
Christopher P. Tessitore(7)	140,539	(17)	*
Kamau O. Witherspoon (6)	10,368	(18)	*
All directors and executive officers as a group (13 persons)	1,469,690		0.8%

(6)	A director of the Company.
(7)	An executive officer of the Company.
(8)	Includes 47,801 restricted shares, 31,494 for which Mr. Adamo has sole voting power, and 16,307 for which Mr. Adamo has no voting power.
(9)	Includes 35,428 phantom shares credited under the Deferred Fee Plan for Directors.
(10)	Includes 55,538 phantom shares credited under the Deferred Fee Plan for Directors.
(11)	Includes 7,382 phantom shares credited under the Deferred Fee Plan for Directors.
(12)	Includes 193,272 restricted shares, 32,043 for which Mr. Habicht holds sole voting power, and 161,229 for which Mr. Habicht has no voting power.
(13)	Includes 20,204 phantom shares credited under the Deferred Fee Plan for Directors.
(14)	Includes 427,800 restricted shares, 68,933 for which Mr. Horn has sole voting power, and 358,867 for which Mr. Horn has no voting power.
(15)	Includes 42,067 restricted shares, 6,466 for which Ms. Miller has sole voting power, and 35,601 for which Ms. Miller has no voting power.
(16)	Includes 32,441 restricted shares, 13,960 for which Ms. Steffens has sole voting power, and 18,481for which Ms. Steffens has no voting power.
(17)	Includes 62,315 restricted shares for which Mr. Tessitore has no voting power. Mr. Tessitore retired from the Company effective January 1, 2024.
(18)	Includes 10,368 phantom shares credited under the Deferred Fee Plan for Directors.
(*)	Less than one percent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is charged with monitoring and reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. The Audit Committee has adopted a written policy governing transactions with related parties. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the person(s) named in the enclosed Proxy will vote thereon as he or they determine to be in the best interests of the Company.

PROPOSALS FOR NEXT ANNUAL MEETING

Stockholder Proposals Pursuant to Rule 14a-8

Stockholders interested in presenting a proposal for inclusion in the proxy statement for the 2025 annual meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by the Secretary of the Company at the address set forth above no later than December 3, 2024, which is 120 calendar days before the anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting.

Stockholder Nominees for Director and Other Proposals

The Company’s bylaws include separate advance notice provisions applicable to stockholders desiring to bring nominations for directors before an annual stockholders’ meeting other than pursuant to either the proxy access provisions of the Company’s bylaws or Rule 14a-8 under the Exchange Act. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company as the address set forth above regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Company’s bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2025 annual meeting of stockholders other than pursuant to the Company bylaws’ proxy access provisions or Rule 14a-8 must provide the information set forth in the Company’s bylaws to the Secretary of the Company at the address set forth above no earlier than December 3, 2024, which is 120 calendar days before the anniversary of the date of the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, if the 2025 annual meeting of stockholders is held more than 30 days before or after the anniversary of the 2024 annual meeting of stockholders, then the information must be received within a reasonable time before the 2025 annual meeting of stockholders begins to enable the Company to print and mail its proxy materials.

Any stockholder proposal or stockholder director nomination pursuant to the proxy access provisions of the Company’s bylaws to be considered for inclusion in the Company’s proxy materials for the 2025 annual meeting of stockholders must be received by notice delivered to the Secretary of the Company at the Company’s office at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, no later than December 3, 2024, which is 120 calendar days before the anniversary of the date of the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, and, in the case of a proxy access nomination, no earlier than November 4, 2024, which is 150 calendar days before the anniversary of the date of the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, if the 2025 annual meeting of stockholders is held more than 30 days before or after the anniversary of the 2024 annual meeting of stockholders, then any stockholder proposal pursuant to the proxy access provisions of the Company’s bylaws must be given by the later of the close of business on the date 180 days prior to the date of the 2025 annual meeting of stockholders or the 10th day on which public announcement of the date of the 2025 annual meeting of stockholders is first made. The submission of a stockholder proposal or proxy access nomination does not guarantee that it will be included in the Company’s proxy statement. Any notice of a proxy access nomination must contain the information required by the Company’s bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in therein relating to the inclusion of stockholder nominees in the Company’s proxy materials.

In addition to satisfying the foregoing requirements under the Company's bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of nominees other than the Company's nominees to the Board of Directors at the 2025 annual meeting of stockholders must satisfy the requirements of Rule 14a-19 under the Exchange Act, including by providing notice and the information required thereunder no later than March 17, 2025, which is 60 days prior to the anniversary of the date of the Company’s previous year’s annual meeting of stockholders. However, if the 2025 annual meeting of stockholders is held more than 30 days before or after the anniversary of the 2024 annual meeting of stockholders, then such notice and the information required thereunder must be received by the later of 60 days prior to the date of the 2025 annual meeting of stockholders or the 10th day following the day on which we first publicly announce the date of the 2025 annual meeting of stockholders.

If a stockholder fails to meet these deadlines, we may exclude the nominations or proposal from inclusion in the Company’s proxy materials or for consideration at the 2025 annual meeting of stockholders.

ANNUAL REPORT

A copy of the 2023 Annual Report of the Company on Form 10-K, which contains all of the financial information (including the Company’s audited financial statements and financial statement schedules) and certain general information regarding the Company, may be obtained without charge by writing to Gina M. Steffens, Secretary, NNN REIT, Inc., 450 South Orange Avenue, Suite 900, Orlando, Florida 32801.

NNN REIT, INC.
450 SOUTH ORANGE AVENUE, SUITE 900
ORLANDO, FL 32801

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter the 16-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FURTHER STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NNN REIT, Inc., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter the 16-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to NNN REIT, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V28582-P04613

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NNN REIT, INC.

The Board of Directors recommends you vote FOR the election of all of the following nominees:

Nominee	For	Against	Abstain
1a. Pamela K. M. Beall	☐	☐	☐
1b. Steven D. Cosler	☐	☐	☐
1c. David M. Fick	☐	☐	☐
1d. Edward J. Fritsch	☐	☐	☐
1e. Elizabeth C. Gulacsy	☐	☐	☐
1f. Kevin B. Habicht	☐	☐	☐
1g. Betsy D. Holden	☐	☐	☐
1h. Stephen A. Horn, Jr.	☐	☐	☐
1i. Kamau O. Witherspoon	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Non-binding advisory approval of the compensation of our named executive officers as described in this Proxy Statement.	☐	☐	☐
3. Ratification of the selection of our independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. The proxies are authorized in their discretion, to vote such shares upon any other business that may properly come before the meeting and all adjournments and postponements thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

PROXY

NNN REIT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen A. Horn, Jr., Kevin B. Habicht, and Gina M. Steffens and any of them, attorneys and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side of this form, all shares of common stock of NNN REIT, Inc. that the undersigned is entitled to vote, with all powers that the undersigned would possess if personally present at the Annual Meeting (including all adjournments thereof) of Stockholders of NNN REIT, Inc. to be held on May 15, 2024, at 8:30 a.m. local time, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801.

The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is specified, the shares represented by this Proxy will be voted FOR each of Proposals 1, 2, and 3, contained herein. In addition, the proxies may vote in their discretion on such other matters as may properly come before this Meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF NNN REIT, INC.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.